Exhibit 2.2

December 11, 2019

STRICTLY CONFIDENTIAL

E. & J. Gallo Winery

600 Yosemite Blvd.

Modesto, CA 95354

Attention: Doug Vilas

Dear Doug:

As you know, Constellation Brands, Inc., a Delaware corporation (“CBI”), and E. & J. Gallo Winery, a California corporation (“Gallo” and, together with CBI, the “Parties”), are parties to that certain Asset Purchase Agreement, made and entered into as of April 3, 2019 (the “Original Agreement”), pursuant to which Gallo agreed to purchase, and CBI agreed to sell, the Purchased Assets (as defined in the Original Agreement) (the “Proposed Transaction”). CBI and Gallo are also parties to a certain letter agreement, dated as of the date hereof (the “Sirius APA Letter Agreement”), pursuant to which they have agreed to execute an Amended and Restated Asset Purchase Agreement, which shall amend and restate and terminate the Original Agreement (the “Restated Sirius Purchase Agreement”), on the terms and subject to the conditions set forth in the Sirius APA Letter Agreement. As you also know, the Parties have been in negotiations for the sale by CBI to Gallo of CBI’s Nobilo brand and certain assets and liabilities related thereto on the terms and subject to the conditions to be set forth in an Asset Purchase Agreement anticipated to be executed by the Parties in the form attached hereto as Exhibit A (the “Nobilo Purchase Agreement”). CBI and Gallo have determined that it is in their mutual best interest to duly execute, make effective and deliver the Nobilo Purchase Agreement on the terms and subject to the conditions set forth in this letter agreement (this “Agreement”). All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Nobilo Purchase Agreement.

1.        Conditions to Execution of the Nobilo Purchase Agreement. Gallo and CBI hereby irrevocably agree that, simultaneously with the execution and delivery of the Restated Sirius Purchase Agreement or as promptly as practicable, but in no event later than five (5) Business Days, thereafter, they shall execute, make effective and deliver the Nobilo Purchase Agreement in the form attached hereto as Exhibit A (with the Seller Disclosure Schedules, Other Schedules and Ancillary Documents attached thereto) with only such additions, deletions and modifications to the Nobilo Purchase Agreement and Ancillary Documents as may be mutually agreed by the Parties acting in good faith or otherwise necessary to (a) complete any missing terms contemplated thereby to be completed by Gallo and CBI, or (b) correct any scrivener’s errors therein; provided that (x) such obligation to execute, make effective and deliver the Nobilo Purchase Agreement shall be subject to the Parties’ mutual agreement upon any such missing terms and (y) the Seller Parties shall be bound by Section 7.15 of the Nobilo Purchase Agreement as if the Parties had signed the Nobilo Purchase Agreement on the date hereof until the earlier of (1) the expiration of the Pre-Closing Period or (2) the date that is ninety (90) days after the consummation of the transactions contemplated by the Restated Sirius Purchase Agreement.

2.        Expenses. Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such costs and expenses.

3.        Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

4.        Modification and Waiver. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way affect the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be deemed to be a waiver of any other or subsequent breach.

5.        Notices. All notices and other communications hereunder shall be made in accordance with Section 12.5 of the Original Agreement.

6.        Assignment. Neither Gallo nor CBI may assign (whether by operation of law, a change of control or otherwise) any of its rights or obligations hereunder without the prior written consent of the other Party. No assignment shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

7.        Captions. The captions and headings used in this Agreement have been inserted for convenience of reference only and shall not be considered part of this Agreement or be used in the interpretation thereof.

8.        No Third-Party Rights. Nothing in this Agreement is intended, nor shall be construed, to confer upon any person or entity other than Gallo and CBI (and only to the extent expressly provided herein, their respective Affiliates) any right or remedy under or by reason of this Agreement.

9.        Governing Law.

(a)      This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to its conflicts of laws provisions.

(b)      Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement in accordance with Section 5, provided that nothing in this Section 9 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably submits itself and its properties and assets to the exclusive jurisdiction of the trial courts of San Francisco, California or the United States District Court for the Eastern District of California for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement hereof; (iii) consents to submit itself to the personal jurisdiction of the trial courts of San Francisco, California or the United States District Court for the Eastern District of California for the purpose of any such action, proceeding or counterclaim; (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (v) waives any objection that it may now or hereafter have to the venue of any such action, proceeding or counterclaim in any such court or that such action, proceeding or counterclaim was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action, proceeding or counterclaim relating to this Agreement in any court other than the aforesaid courts. Each Party agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(c).

10.        Equitable Relief. Each Party acknowledges and hereby agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by a Party of any of its respective covenants, obligations or agreements set forth in this Agreement, the other Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the breaching Party and to enforce specifically the terms and provisions of this Agreement against the breaching Party, this being in addition to any other remedy to which the non-breaching Party is entitled at law or in equity, and each Party hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other Party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties under this Agreement.

11.        Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile, electronic mail or other means of electronic transmission shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

12.        Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter contained herein and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter.

[Signature Page Follows]

If Gallo is in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon this Agreement shall constitute a legally binding agreement between Gallo and CBI with respect to the subject matter hereof.

Very truly yours,

CONSTELLATION BRANDS, INC.

By: /s/ Garth Hankinson
Name: Garth Hankinson
Title: SVP, Corporate Development

CONFIRMED AND AGREED TO:

E. & J. GALLO WINERY

By: /s/ Doug Vilas
Name: Doug Vilas
Title: Chief Financial Officer
Date: December 11, 2019

[Signature Page to Letter Agreement Regarding Execution of Nobilo Purchase Agreement]

EXHIBIT A

NOBILO PURCHASE AGREEMENT

[see attached]

ASSET PURCHASE AGREEMENT

between

CONSTELLATION BRANDS, INC.

and

E. & J. GALLO WINERY

MADE AND ENTERED INTO AS OF [●], 20[    ]

i

5.19	Solvency	32
5.20	Disclaimer of Other Representations and Warranties	32

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		33

6.1	Organization and Qualification of Buyer	33
6.2	Authority; Binding Effect	33
6.3	No Conflict	34
6.4	Consents and Approvals	34
6.5	Permits	34
6.6	Legal Proceedings and Orders	34
6.7	Financial Capability	34
6.8	Solvency	35
6.9	Brokerage	35
6.10	Certain Matters as to Buyer	35
6.11	Independent Investigation; No Other Representations and Warranties	35

ARTICLE VII COVENANTS		37

7.1	Conduct of the Business Prior to the Closing	37
7.2	Access to Purchased Assets	38
7.3	Notification of Certain Matters	39
7.4	Efforts to Consummate	40
7.5	Consents	40
7.6	Governmental Approvals; Regulatory Filings	40
7.7	Books and Records	43
7.8	Post-Closing Cooperation	44
7.9	Confidentiality	44
7.10	Further Assurances	45
7.11	Bulk Sales Laws	45
7.12	Distributors; Distributor Indemnifications	45
7.13	Other Regulatory Matters	46
7.14	Intellectual Property	46
7.15	No Solicitation	47
7.16	Shared Contracts and Assigned Portions of the Shared Contracts	48
7.17	Contracting Out NZ	49

ARTICLE VIII TAXES AND COSTS; APPORTIONMENTS		49

8.1	Transaction Costs	49
8.2	Prorations and Other Adjustments	50
8.3	New Zealand GST	50

ARTICLE IX CONDITIONS TO THE CLOSING		52

9.1	Condition to Each Party’s Obligations	52
9.2	Other Conditions to the Obligations of Buyer	52
9.3	Other Conditions to the Obligations of Seller	53

9.4	Frustration of Closing Conditions	53

ARTICLE X TERMINATION		53

10.1	Termination	53
10.2	Effect of Termination	54

ARTICLE XI SURVIVAL AND INDEMNIFICATION		55

11.1	Survival	55
11.2	Indemnification by Seller	55
11.3	Indemnification by Buyer	56
11.4	Limitations on Indemnification	57
11.5	Tax Treatment of Indemnification Payments	58
11.6	Notice of Indemnification Claim	58
11.7	Third Party Claims	58
11.8	Direct Claims	60
11.9	Manner of Payment	60
11.10	Exclusive Remedies	60

ARTICLE XII MISCELLANEOUS		60

12.1	Public Announcements	60
12.2	Severability	61
12.3	Modification and Waiver	61
12.4	Interpretation	61
12.5	Notices	62
12.6	Assignment	62
12.7	Captions	62
12.8	No Third-Party Rights	63
12.9	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	63
12.10	Specific Performance and Injunctive Relief	64
12.11	Waiver of Conflicts	64
12.12	Counterparts; Electronic Delivery	64
12.13	Entire Agreement	65

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Bill of Sale (Bailment Inventory)
Exhibit C	Form of Assignment of Contracts
Exhibit D	Form of Assignment of Trademarks
Exhibit E	Form of Assignment of Copyrights
Exhibit F	Form of Assignment of Domain Names and Social Media Accounts
Exhibit G	Form of Supply Agreement
Exhibit H	Form of Copyright Assignment

SELLER DISCLOSURE SCHEDULES

Schedule 5.1(b)	Seller Subsidiaries
Schedule 5.3	No Conflicts
Schedule 5.4	Governmental Consents and Approvals
Schedule 5.5	Financial Reports
Schedule 5.6	Certain Changes or Events
Schedule 5.7(a)	Title to Assets
Schedule 5.7(b)	Excluded Business Intellectual Property and Licensed IP
Schedule 5.8(b)	Taxes
Schedule 5.9	Inventory Specifications
Schedule 5.11	Legal Proceedings
Schedule 5.12(a)	Licenses to Business Intellectual Property
Schedule 5.12(b)	Registered Trademarks, Copyrights and Patents
Schedule 5.12(c)	Common Law Marks
Schedule 5.12(f)	Pending Business Intellectual Property Infringement Proceedings by the Seller Parties
Schedule 5.12(g)	Business Intellectual Property Infringement Settlement Agreements and Coexistence Agreements
Schedule 5.12(h)	Third Party Licenses to Business Intellectual Property
Schedule 5.12(i)	Original Works of Authorship
Schedule 5.13	Domain Names and Social Media Accounts

OTHER SCHEDULES

Schedule 1(a)	Inventory Unit Costs
Schedule 2.1(a)	Inventory
Schedule 2.1(b)	Prepaid Expenses
Schedule 2.1(c)	Assumed Contracts
Schedule 2.1(d)	Business Intellectual Property
Schedule 2.1(e)	Books and Records
Schedule 2.1(j)	Other Purchased Assets
Schedule 2.2(j)	Other Excluded Assets
Schedule 2.3(d)	Other Assumed Liabilities
Schedule 3.2(a)(i)	Illustrative Accrued Depletion Allowances Calculation

Schedule 3.2(a)(ii)	Testing Procedures
Schedule 4.2(k)	Seller Required Consents
Schedule 6.4	Buyer Consents and Approvals
Schedule 7.1(a)	Conduct of the Business Prior to the Closing
Schedule 7.1(a)-2	Certain Activities of the Seller Parties
Schedule 7.6(g)	OIO Standard Conditions
Schedule 7.16(c)	Contracts with Terms to be Reduced
Schedule 7.16(d)	Contracts to be Renegotiated
Schedule 8.2	Prorations and Other Adjustments
Schedule 9.2(d)	Encumbrances to be Released at Closing

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of [●], 20[    ], by and between Constellation Brands, Inc., a Delaware corporation (“Seller”), and E. & J. Gallo Winery, a California corporation (“Buyer”). Buyer and Seller are sometimes referred to herein collectively as the “Parties” or each individually as a “Party”.

RECITALS

WHEREAS, Seller, directly and through the Seller Subsidiaries (as defined below), owns the “Nobilo” brand (the “Brand”), and is engaged in the Business (as defined below); and

WHEREAS, Seller desires to, and to cause the Seller Subsidiaries to, sell, transfer and assign to Buyer, and Buyer desires to purchase and assume from Seller and the Seller Subsidiaries, certain assets and liabilities of the Business, as more particularly set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS.

As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

“Accrued Depletion Allowances” means the Liabilities of the Seller Parties to pay any trade discounts and/or depletion, promotional or other allowances (i.e., discounts provided in accordance with the Seller Parties’ customer incentive programs, pricing discounts on single transactions, volume discounts, promotional and advertising allowances and scanbacks) to any Distributor of the Brand solely with respect to any Product that is in a Distributor’s or retailer’s inventory but not yet depleted or sold as of the Closing Date.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with, such Person and, with respect to Buyer, shall also include G3 Enterprises, Inc., a Delaware corporation. A Person will be deemed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Inventory Report” has the meaning set forth in Section 3.2(b).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Negotiation Period” has the meaning set forth in Section 3.4.

“Allocation Schedule” has the meaning set forth in Section 3.4.

“Alternative Transaction” means the acquisition by any Person or group (including Representatives of any Seller Party, but excluding Buyer and its Affiliates), directly or indirectly, in one transaction or a series of transactions, of the Brand or the Purchased Assets, whether by purchase of assets or otherwise.

“Amended and Restated APA” means the Amended and Restated Asset Purchase Agreement, dated as of the date hereof, by and between the Parties.

“Ancillary Documents” means the document referred to in Section 4.2(g).

“Appraisal Report” has the meaning set forth in Section 3.4.

“Assigned Portion of the Shared Contract” has the meaning set forth in Section 7.16(a).

“Assignment of Contracts” has the meaning set forth in Section 2.5.

“Assignment of Copyrights” has the meaning set forth in Section 2.5.

“Assignment of Domain Names and Social Media Accounts” has the meaning set forth in Section 2.5.

“Assignment of Trademarks” has the meaning set forth in Section 2.5.

“Assumed Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bailment Inventory” means the finished goods labeled with the Brand being warehoused on behalf of any Seller Party at bailment warehouses in control states within the United States.

“Bailment Reports” means the most recent statement of Bailment Inventory that has been issued by each of the relevant control states (or agent thereof) in which any such inventory is located.

“Base Purchase Price” means an amount equal to One Hundred Thirty Million Dollars ($130,000,000).

“Bill of Sale” has the meaning set forth in Section 2.5.

“Bill of Sale (Bailment Inventory)” has the meaning set forth in Section 2.5.

“BOE” has the meaning set forth in Section 11.2(d).

“Books and Records” means written files, documents, papers, books of account, reports, records, plans, ledgers, financial and accounting records and other similar documents.

“Brand” has the meaning set forth in the Recitals.

“Business” means the business of the production, sale and marketing of wine, as currently conducted by the Seller Parties under the Brand, but excluding the business of the production, sale or marketing of wine or any other beverage alcohol products (including beer, malt beverages and spirits) under any brand other than the Brand.

“Business Books and Records” means the Books and Records of the Business.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by law to close.

“Business Intellectual Property” has the meaning set forth in Section 2.1(d).

“Business Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the Transactions in accordance with the terms and conditions of this Agreement and the Closing Documents; provided, however, that no event, occurrence, fact, condition or change that results from or arises out of any of the following shall constitute or be deemed to contribute to a “Business Material Adverse Effect”, or be taken into account in determining whether a “Business Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) changes in general economic conditions in the United States, New Zealand or any other relevant country or region of the world; (ii) changes in conditions in the financial markets, credit markets or capital markets (including any disruptions thereto) in the United States, New Zealand or any other relevant country or region of the world; (iii) changes in political conditions in the United States or any other relevant country or region of the world, acts of war, cyber-attacks, epidemics, pandemics, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world; (iv) changes affecting the industry generally in which the Business operates; (v) the negotiation, execution or delivery of this Agreement, the performance by any Party of its obligations hereunder or the public announcement (including as to the identity of the Parties) or pendency of any of the Transactions, including the impact thereof on relationships, contractual or otherwise with customers, suppliers or employees of the Business; (vi) for purposes of Section 7.3(a) and Section 9.2(e) only, any matter that is disclosed in the Seller Disclosure Schedules for the purposes for which it is reasonably apparent such matter was disclosed; (vii) changes in Law or other legal or regulatory conditions (or the interpretation thereof); (viii) changes in GAAP or other accounting standards (or the interpretation thereof); (ix) any failure, in and of itself, by any Seller Party or the Business to meet internal or external projections or forecasts or revenue or earnings predictions (provided that the cause or basis for such Seller Party or the Business failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Business Material Adverse Effect unless such cause or basis is otherwise excluded by this definition); (x) any act or omission by Buyer or its Affiliates (including any contact with any Distributor, vendor, supplier or customer of the Business pursuant to Section 7.2(a)); (xi) any action required or permitted by this Agreement or the failure to take any action prohibited by this Agreement; or (xii) any action taken, or any failure to take action, in each case, which Buyer has previously approved, consented to or requested in writing; provided, further, that in the case of clauses (i), (ii), (iii), (vii) and (viii) above, such event, occurrence, fact, condition or change shall be taken into account only to the extent it has a disproportionate impact on the business, results of operations, condition or assets of the Business, or the value of the Purchased Assets, compared to other businesses that produce and sell wine brands in the United States that retail below $14.00 per 750 ml (in which case, only the incremental disproportionate impact on such wine brands that retail below $14.00 per 750 ml may be taken into account in determining whether there has been a Business Material Adverse Effect).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” has the meaning set forth in Section 11.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 11.2(a).

“Buyer Material Adverse Effect” means any event, change, circumstance or effect that, when taken individually or together with all other adverse events, changes, circumstances or effects, would, or would reasonably be expected to, prevent or materially delay Buyer from consummating the Transactions in accordance with the terms and conditions of this Agreement and the Closing Documents.

“Buyer Warranty Losses” has the meaning set forth in Section 11.2(b).

“Cap” has the meaning set forth in Section 11.2(b)(iii).

“Clean Team Agreement” means the Clean Team Agreement, dated as of March 24, 2019, by and among Buyer, Seller and their respective Subsidiaries and Affiliates.

“Clean Team Members” has the meaning set forth in Section 7.6(b).

“Closing” has the meaning set forth in Section 4.1.

“Closing Accrued Depletion Allowances Statement” has the meaning set forth in Section 3.2(a).

“Closing Book Value of the Product Inventory” means (a) the aggregate value of the Product Inventory (other than the Bailment Inventory), (i) based on the Agreed Inventory Report, and (ii) valued at the applicable Seller Party’s costs of such Inventories by reference to the unit cost set forth on Schedule 1(a), except as the Parties may otherwise mutually agree, and calculated on the basis of a NZD to USD FX rate of 0.6603, plus (b) the aggregate value of the Bailment Inventory as set forth on the Bailment Reports.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Documents” means the documents referred to in Sections 4.2(a) – 4.2(f) and Sections 4.2(h) – 4.2(n).

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

“Commissioner” has the meaning set forth in Section 8.3(l).

“Common Law Marks” has the meaning set forth in Section 5.12(c).

“Competition Laws” has the meaning set forth in Section 7.6(a).

“Confidential Information” has the meaning set forth in Section 7.9.

“Consent” means any approval, authorization, clearance, consent, ratification, permission, exemption or waiver or the expiration, lapse or termination of any waiting period (including any extension thereof).

“Contract” means any contract, agreement, indenture, note, deed, instrument, undertaking, mortgage, bond, lease, license, purchase order or other legally binding commitment or obligation, whether oral or written.

“Copyright Assignment” has the meaning set forth in Section 4.2(h).

“Deductible” has the meaning set forth in Section 11.2(b)(i).

“Default GST” has the meaning set forth in Section 8.3(l).

“Direct Claim” has the meaning set forth in Section 11.8.

“Distributor” means any Person who or which purchased or agreed to purchase, or otherwise acquire, products of the Business from any Seller Party prior to the Closing for distribution to resellers.

“Domain Names” has the meaning set forth in Section 5.13(a).

“Effective Time” has the meaning set forth in Section 4.1.

“Employee” means each individual employed by the Seller or a Seller Subsidiary in the Business.

“Employee Benefit Plan” means any employee benefit plan or other deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, severance, insurance, retirement, excess benefit or fringe benefit plan sponsored or contributed to by Seller or any of its Affiliates, for the benefit of the Employees.

“Employee Liabilities” means: (i) all Liabilities of the Seller Parties relating to employee benefits, compensation or other arrangements with respect to any Employees; (ii) all Liabilities of the Seller Parties relating to or arising out of the Employee Benefit Plans; and (iii) all Liabilities of the Seller Parties for any statutory, common law, contractual or other severance or termination-related payments to any Employees (including any accrued vacation and/or unused sick time) or other amounts required to be paid to employees upon termination under applicable Law.

“Encumbrance” means any lien, encumbrance, option, pledge, charge, claim, mortgage, deed of trust or other security interest, license, restriction on transfer, right of first refusal, right of first offer, easement, right of way, encroachment or similar restriction on any property or assets, whether voluntarily incurred or arising by operation of law.

“Enforceability Limitations” has the meaning set forth in Section 5.2(a).

“Environmental and Safety Laws” means the Resource Management Act 1991 (NZ), the Building Act 2004 (NZ) and the Hazardous Substances and New Organisms Act 1996 (NZ) and the Health and Safety at Work Act 2015 (NZ).

“Environmental Liabilities” means all Liabilities and costs arising out of or relating to (a) the ownership or operation of the Business and/or the Purchased Assets or the condition of the Purchased Assets, in the case of this clause (a), at any time prior to the Closing Date, or (b) the ownership, operation or condition of any real property currently or formerly owned, operated or leased by any Seller Party in connection with the Business and/or the Purchased Assets, in the case of this clause (b), at any time (for purposes of clarity and the avoidance of doubt, whether prior to or after the Closing Date), in each case to the extent based upon or arising out of (i) a violation of Environmental and Safety Laws, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Material in violation of Environmental and Safety Laws, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Material.

“Environmental Permits” means all permits, licenses and registrations under Environmental and Safety Laws required in connection with the Business or any real property currently or formerly owned, operated or leased by any Seller Party in connection with the Business and/or the Purchased Assets.

“Estimated Closing Book Value of the Product Inventory” has the meaning set forth in Section 3.2(c).

“Estimated Inventory Report” has the meaning set forth in Section 3.2(c).

“Estimated Purchase Price” has the meaning set forth in Section 3.2.

“Exchange Rate” has the meaning set forth in Section 8.3(l).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(d).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Final Book Value of the Product Inventory” has the meaning set forth in Section 3.3(a).

“Final Inventory Report” has the meaning set forth in Section 3.3(a).

“Final Physical Inventory Report” has the meaning set forth in Section 3.3(a).

“Financial Reports” has the meaning set forth in Section 5.5.

“Fraud” means actual and knowing common law fraud (and not negligent misrepresentation or omission or any form of fraud based on recklessness or negligence).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Body” means any federal, state or other court or governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, domestic or foreign, with jurisdiction over the Business or any Purchased Asset prior to or as of the Closing Date.

“GST” means goods and services tax levied under the GST Act, at the rate prevailing from time to time, including any tax levied in substitution for such tax, but excluding any penalties or interest payable in respect of such tax.

“GST Act” means the Goods and Services Tax Act 1985 (NZ).

“GST Component” has the meaning set forth in Section 8.3(l).

“GST Date” has the meaning set forth in Section 8.3(l).

“GST Payment Date” has the meaning set forth in Section 8.3(l).

“GST Refund” has the meaning set forth in Section 8.3(l).

“GST Shortfall” has the meaning set forth in Section 8.3(f).

“GST Transfer” has the meaning set forth in Section 8.3(e).

“Hazardous Material” means any substance that is listed, defined, designated or classified as hazardous, toxic or a pollutant under applicable Environmental and Safety Laws, including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls and radon that is not naturally occurring.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of the Business or in connection with the Purchased Assets; (d) any obligations underlying any mechanics’, carriers’, workers’, repairers’ and/or any similar Encumbrances arising at any time prior to the Closing Date; (e) any obligations as lessee under capitalized leases; (f) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (g) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities; and (h) any guaranty of any of the foregoing.

“Indemnification Claim” means any claim in respect of which payment may be sought under Article XI.

“Indemnified Parties” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” means, in the case of an Indemnification Claim made pursuant to Section 11.2, Seller, and, in the case of an Indemnification Claim made pursuant to Section 11.3, Buyer.

“Independent Accountant” means an accounting firm of national reputation which is mutually acceptable to Buyer and Seller.

“Initial Termination Date” has the meaning set forth in Section 10.1(b).

“Intellectual Property” means all right, title and interest, including, without limitation, all intellectual property and other proprietary rights, in and to the following, whether registered or unregistered, and whether arising under the laws of the United States or any other jurisdiction anywhere in the world, together with the goodwill associated with each of the following (as applicable) and all associated registrations and applications for registration: (i) all trade names, corporate names, business names, fictitious business names, trademarks, service marks, brand names, sub-brand names, fanciful names, flavor names and other marks and/or names, slogans, taglines, trade styles, trade dress, logos, other designations of source or origin, and other source or business identifiers; (ii) all copyrights and copyrightable works, label designs, package designs, bottle designs, images, photographs, marketing, promotional and advertising materials, designs, works of art or authorship (whether or not copyrightable), industrial designs, and patterns and drawings; (iii) all websites and domain names, domain name registrations, internet URLs, web pages, social media accounts, social media user names and/or other designations and all content residing thereon; (iv) all Proprietary Information; (v) all rights of privacy, publicity and personality; and (vi) all wine clubs, wine club-related data and materials, wine club member information (including personal information) and retail customer lists.

“Inventory” has the meaning set forth in Section 2.1(a).

“Joint Contract” has the meaning set forth in Section 7.16(b).

“Knowledge of Buyer” or “Buyer’s Knowledge” means the actual knowledge of Doug Vilas or J. Kenneth Menges, Jr., in each case, after due inquiry of direct reports.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Garth Hankinson, Steve King, James Bourdeau, Sam Glaetzer, Melina Param or Tom McCorry, in each case, after due inquiry of direct reports.

“Law” has the meaning set forth in Section 5.15.

“Legal Proceeding” means any claim, action, suit, subpoena, investigation, audit or proceeding before any Governmental Body or arbitrator.

“Liability” or “Liabilities” means any and all indebtedness, liabilities, commitments, obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Legal Proceeding or Order.

“Licensed IP” has the meaning set forth in Section 2.1(h).

“Loss” means all actual out-of-pocket damages, losses, claims, liabilities, demands, charges, suits, penalties and expenses (including reasonable attorneys’ and other professionals’ fees and disbursements).

“Nobilo Approval” means that (a) either (i) all waiting periods (and any extensions thereof) under the HSR Act and other applicable Competition Laws (including the OI Act) with respect to the consummation of the Transactions shall have expired or been terminated or (ii) the express consent of the applicable Governmental Bodies with respect to the consummation of the Transactions shall have been granted under the HSR Act and other applicable Competition Laws (including the OI Act), and (b) no Governmental Body shall have enacted, issued, promulgated enforced or entered any Law or Order that is in effect and would (i) make the consummation of the Transactions illegal or (ii) otherwise prohibit or enjoin the consummation of the Transactions.

“NP” has the meaning set forth in Section 12.11.

“Objection Period” has the meaning set forth in Section 3.4.

“OI Act” means the Overseas Investment Act 2005 (NZ).

“OI Regulations” means the Overseas Investment Regulations 2005 (NZ).

“OIO” means the New Zealand Overseas Investment Office.

“OIO Condition” means the receipt by Buyer of the grant, on conditions which are reasonably acceptable to Buyer, of all necessary consents under the OI Act in respect of the acquisition of the Purchased Assets by Buyer.

“Order” means any order, judgment, award, ruling, assessment, writ, enforcement action, notice of violation, injunction or decree of any Governmental Body or arbitrator.

“Parties” and “Party” have the meanings set forth in the Preamble.

“Permitted Encumbrances” means: (a) Encumbrances imposed or deemed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business; (b) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business or the amount or validity of which is being contested in good faith by appropriate proceedings, and only to the extent that such Encumbrances do not or would not reasonably be expected to, individually or in the aggregate, materially impair the value or the continued use and operation of the asset to which such Encumbrances relate in the ordinary course of business; (c) pledges, deposits or other Encumbrances securing the performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations (including, workers’ compensation, unemployment insurance or other social security legislation, but excluding Encumbrances for Taxes), and only to the extent that such Encumbrances do not or would not reasonably be expected to, individually or in the aggregate, materially impair the value or the continued use and operation of the asset to which such Encumbrances relate in the ordinary course of business; and (d) title of a lessor under a capital or operating lease. Notwithstanding the foregoing and anything elsewhere in this Agreement to the contrary, “Permitted Encumbrances” shall not include: (x) any security interests or any other readily ascertainable monetary liens against any Purchased Asset; and (y) any other Encumbrances Seller has agreed in writing to remove as a condition to the Closing in accordance with Section 9.2(d).

“Person” means an individual, partnership, limited liability company, association, corporation or other entity, including any Governmental Body.

“Pre-Closing Period” has the meaning set forth in Section 7.1(a).

“Product Inventory” means all of the following included in the Inventory: (i) all usable and saleable case goods and other finished goods; (ii) all blended and unblended bulk wine; (iii) the Bailment Inventory; and (iv) all unlabeled case goods.

“Products” has the meaning set forth in Section 5.16.

“Proprietary Information” means all trade secrets, technical data, databases, ideas, know-how, licenses, technology, processes, patents and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, vineyard and winemaking practices (to the extent such practices constitute intellectual property), specifications, formulas, ideas, sales programs, inventions (whether or not patentable), designs, tools, methods, product road maps and other proprietary information and materials.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Appraiser” means Deloitte Touche Tohmatsu Limited or such other appraisal firm of national reputation which is mutually acceptable to Buyer and Seller.

“Release” means any deposit or discharge of any Contaminant (as defined in section 2 of the New Zealand Resource Management Act 1991) or Hazardous Substances (as that term is used in the New Zealand Hazardous Substances and New Organisms Act 1996) onto or beneath the surface of the applicable property.

“Representatives” means with respect to any Person, such Person’s officers, managers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Restricted Contract” has the meaning set forth in Section 2.6(a).

“Schedule” means a schedule attached to this Agreement, including each of the Seller Disclosure Schedules.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedules” has the meaning set forth in the preamble to Article V.

“Seller Fundamental Representations” has the meaning set forth in Section 11.1.

“Seller Indemnified Parties” has the meaning set forth in Section 11.3(a).

“Seller Parties” means, collectively, Seller and the Seller Subsidiaries.

“Seller Subsidiaries” means the Subsidiaries of Seller that have any right, title or interest in or to any of the Purchased Assets.

“Seller Warranty Losses” has the meaning set forth in Section 11.3(b).

“Seller’s Counsel” has the meaning set forth in Section 12.11.

“Shared Contract” means a Contract to which a Seller Party is a party, a portion of which is related to the Business and a portion of which is not related to the Business.

“Social Media Accounts” has the meaning set forth in Section 5.13(a).

“Standard Rated Supply” has the meaning set forth in Section 8.3(b).

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of managers or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

“Supply Agreement” has the meaning set forth in Section 4.2(g).

“Survival Termination Date” has the meaning set forth in Section 11.1.

“Target Closing Book Value of the Product Inventory” means an amount equal to Twenty-Four Million Two Hundred Fifty One Thousand Five Hundred Thirty One Dollars ($24,251,531), calculated on the basis of a NZD to USD FX rate of 0.6603.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, including all net income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty or addition thereto imposed by a Taxing Authority.

“Tax Return” means any report, return, or similar statement required to be filed with any Taxing Authority with respect to Taxes, including any claim, refund, or amendment thereof.

“Taxing Authority” means any Governmental Body having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Termination Date” has the meaning set forth in Section 10.1(b).

“Testing Procedures” has the meaning set forth in Section 3.2(a).

“Third Party Claim” has the meaning set forth in Section 11.6.

“Transaction Documents” means any and all of the exhibits, agreements, certificates and other documents to be delivered in connection with the consummation of the Transactions, including, without limitation, the Closing Documents, the Ancillary Documents, the Transaction Non-Disclosure Agreement and the Clean Team Agreement.

“Transaction Non-Disclosure Agreement” means the Mutual Non-Disclosure Agreement, dated as of November 1, 2018, between Buyer and Seller, as amended.

“Transactions” means the purchase and sale of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities pursuant to this Agreement and the transactions contemplated by the Transaction Documents.

“TTB” has the meaning set forth in Section 11.2(d).

“Vendor Information Form” means the Vendor Information Form that is available at http://www.linz.govt.nz/regulatory/overseas-investment/making-application/how-apply-for-consent and which is to be completed by the Seller Parties in connection with the OIO Condition.

“Unpaid Amount” has the meaning set forth in Section 8.3(g).

ARTICLE II

PURCHASE AND SALE OF ASSETS.

2.1    Purchase and Sale.

Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause the Seller Subsidiaries to, sell, transfer, convey, assign and deliver, or cause to be sold, transferred, conveyed, assigned and delivered, to Buyer and/or one or more Affiliates of Buyer designated by Buyer in writing to Seller not less than three (3) Business Days prior to the Closing Date, free and clear of all Encumbrances other than Permitted Encumbrances, and Buyer and/or such Affiliates shall purchase and acquire, all of Seller’s and the Seller Subsidiaries’ right, title and interest in and to the following assets, properties and rights (but in all cases, excluding the Excluded Assets) (collectively, the “Purchased Assets”):

(a)    Inventory. All of the Seller Parties’ right, title and interest in and to all inventory owned by the Seller Parties and exclusively related to the Business and/or the Brand, wherever located, including all of the following, to the extent applicable: (i) all usable and saleable case goods and other finished goods; (ii) all blended and unblended bulk wine, including the barrels in which any such bulk wine is stored at the time of the Closing; (iii) the Bailment Inventory; (iv) all unlabeled case goods; (v) raw materials, including work in process; (vi) usable packaging and bottling supplies and materials and other dry goods, including all usable bottles, labels, corks, capsules, foils and similar items; (vii) retail sales merchandise and supplies and point of sale and other in-store advertising materials; and (viii) sundry supplies used or consumed by the Seller Parties in connection therewith, in each case as set forth on Schedule 2.1(a), as adjusted in accordance with the Testing Procedures (collectively, the “Inventory”);

(b)    Prepaid Expenses. All of the Seller Parties’ right, title and interest in and to any prepaid expenses relating to the Assigned Portions of the Shared Contracts or exclusively relating to the Business and/or the Brand, in each case as described on Schedule 2.1(b);

(c)    Contract Rights. Subject to Section 7.17, all of the Seller Parties’ right, title and interest in, to and under the Contracts set forth on Schedule 2.1(c), as the same may be amended with the mutual agreement of Buyer and Seller prior to the Closing (collectively, the “Assumed Contracts”). The Assumed Contracts shall include all prepaid rents, advances, expenses, security deposits, other deposits (including any unpaid interest thereon), if any, held or paid by the Seller Parties under the Assumed Contracts (unless and to the extent that any of such amounts previously have been applied in accordance with the terms of the applicable Assumed Contracts) and all rights, remedies, defenses (but only to the extent related to claims that are Assumed Liabilities pursuant to Section 2.3(a)), claims (including claims for refunds or adjustments and claims for breach of express or implied warranties), recoveries, claims for refund, rights to offset, and causes of action with or against customers, suppliers, insurers or any other person, whether known or unknown, in each case to the extent arising under an Assumed Contract or relating to the Purchased Assets or an Assumed Liability, including rights to enforce any assignment of, or license to, any of the Business Intellectual Property constituting a Purchased Asset;

(d)    Intellectual Property. All right, title and interest in and to (i) the Intellectual Property and licensed Intellectual Property described on Schedule 2.1(d), and (ii) to the extent not included on Schedule 2.1(d), all other Intellectual Property which is owned by the Seller Parties and has at any time during the past five (5) years been used exclusively in connection with or exclusively as part of the Business and/or the Brand (collectively, the “Business Intellectual Property”);

(e)    Books and Records. All of the Books and Records described on Schedule 2.1(e);

(f)    Legal Proceedings. All of the Seller Parties’ rights to any Legal Proceedings of any nature available to or being pursued by the Seller Parties which are exclusively related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(g)    Warranties. All of the Seller Parties’ rights under warranties, indemnities and similar rights against third Persons to the extent related to the Purchased Assets;

(h)    License to Certain Intellectual Property. A perpetual, irrevocable, worldwide, non-exclusive, royalty-free, sub-licensable (through multiple tiers of licensees for use in connection with the production and/or sale of Buyer’s products), fully paid license to use and exploit in any manner all proprietary winemaking techniques, blending instructions, bottle designs, formulations and recipes owned by the Seller Parties which at any time during the past five (5) years have been used by the Seller Parties or their Affiliates non-exclusively in connection with or non-exclusively as part of the Business and/or the Brand (collectively, the “Licensed IP”);

(i)    Goodwill. All goodwill associated with the Brand and any other goodwill associated exclusively with the Business and/or any Purchased Asset; and

(j)    Other Purchased Assets. All other assets and rights of the Seller Parties described on Schedule 2.1(j).

2.2    Excluded Assets.

Other than the Purchased Assets described in Section 2.1, Buyer expressly acknowledges and agrees that it is not purchasing or acquiring, and no Seller Party is selling or assigning, any other assets, properties or rights of the Seller Parties, and all such other assets, properties and rights of the Seller Parties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets, properties and rights of the Seller Parties:

(a)    Cash and Equivalents. The Seller Parties’ cash, bank deposits or similar cash and cash equivalent items existing as of the Effective Time;

(b)    Employee Benefit Plans. All assets of or related to the Employee Benefit Plans;

(c)    Agreement and Transaction Documents. All rights that accrue or will accrue to Seller or any of its Affiliates pursuant to this Agreement or any of the Transaction Documents;

(d)    Contracts. All Contracts of the Seller Parties that are not Assumed Contracts, including all Contracts between the Seller Parties and any Distributors and the portions of the Shared Contracts that are not Assigned Portions of the Shared Contracts (the “Excluded Contracts”);

(e)    Insurance. All insurance policies of the Seller Parties, and all rights to applicable claims and proceeds thereunder (and Buyer acknowledges that, as of the Closing, the Business and the Purchased Assets shall cease to be insured by any insurance policies of the Seller Parties);

(f)    Tax Assets. The benefit of any Tax assets, including prepaid Taxes, Tax refunds, Tax losses, credits or similar benefits relating to the Purchased Assets or the Business that are in existence as of the Closing Date or that are allocable to a Pre-Closing Tax Period, except to the extent expressly agreed by this Agreement to be transferred to Buyer at the Closing;

(g)    Intracompany Agreements. All agreements between Seller or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, whether or not related to the Business (including, for the avoidance of doubt, any tax grouping and group tax payment arrangements);

(h)    Accounts Receivable. All of the Seller Parties’ right, title and interest in, to and under the accounts receivable and notes receivable of the Business;

(i)    Non-Business Intellectual Property. All Intellectual Property of or used by the Seller Parties other than the Business Intellectual Property;

(j)    Other Excluded Assets. All other assets and rights of the Seller Parties described on Schedule 2.2(j).

2.3    Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer or an Affiliate of Buyer designated by Buyer in writing to Seller not less than three (3) Business Days prior to the Closing Date shall assume and agrees to pay, perform and discharge when due, the following Liabilities of the Seller Parties (collectively, the “Assumed Liabilities”):

(a)    Assumed Contracts. All Liabilities of the Seller Parties arising under or in connection with the Assumed Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and are attributable to the period after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any Seller Party on or prior to the Closing Date;

(b)    Post-Closing Taxes. All Taxes arising from ownership or operation of the Business or the Purchased Assets that accrue after the Effective Time (excluding any Taxes that are attributable to any event occurring or action taken by the Seller on or before the Closing Date);

(c)    Accrued Depletion Allowances. The Accrued Depletion Allowances as set forth in the Closing Accrued Depletion Allowances Statement; and

(d)    Other Assumed Liabilities. All other Liabilities of the Seller Parties described on Schedule 2.3(d), but only to the extent that such Liabilities are related to the Business or the Purchased Assets.

2.4    Excluded Liabilities.

Neither Buyer nor any of its Affiliates shall assume any Liabilities of the Seller Parties (such unassumed Liabilities, the “Excluded Liabilities”) other than those specifically set forth in Section 2.3. Without limiting the generality of the foregoing, in no event shall Buyer or any of its Affiliates assume or incur any Liability in respect of, and the Seller Parties shall remain bound by and liable for, and shall pay, discharge or perform when due, the following Liabilities of the Seller Parties:

(a)    Excluded Assets. All Liabilities of the Seller Parties relating to or arising out of the Excluded Contracts and other Excluded Assets;

(b)    Product Liabilities. All product liability, warranty and similar claims for damages or injury to person or property, claims of infringement of Intellectual Property and all other Liabilities, regardless of when made or asserted, which arise out of or are based upon any events occurring or actions taken or omitted to be taken by any Seller Party, or otherwise arising out of or incurred in connection with the conduct of the Business or in respect of the Purchased Assets, on or before the Closing Date;

(c)    Environmental Liabilities. All Environmental Liabilities;

(d)    Employee Liabilities. All Employee Liabilities;

(e)    Indebtedness. All Indebtedness of the Seller Parties;

(f)    Pre-Closing Taxes. All Liabilities of the Seller Parties, including for Taxes arising from ownership or operation of the Business or the Purchased Assets with respect to the period up to the Closing, or arising in connection with the Transactions (excluding any GST Component payable by Buyer in accordance with Section 8.3(e));

(g)    Accounts Payable. All Liabilities of the Seller Parties for account, note or loan payables of the Business or in respect of the Purchased Assets, whether current or non-current, that are unpaid at the Effective Time;

(h)    Intracompany Payables. All account, note or loan payables recorded on the books of the Business for goods or services purchased by or provided to the Business, or advances (cash or otherwise) or any other extensions of credit to the Business from Seller or any Affiliate of Seller, whether current or non-current; and

(i)    Transaction Fees. All Liabilities of the Seller Parties arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Documents and Transactions, including fees and expenses of counsel, accountants, consultants, advisers and other Representatives.

2.5    Instruments of Sale and Transfer; Further Assurances.

On the Closing Date, the Seller Parties shall deliver to Buyer, and Buyer or an Affiliate of Buyer designated by Buyer in writing to Seller not less than three (3) Business Days prior to the Closing Date shall deliver to the Seller Parties, as the case may be, such instruments of sale and assignment as shall be necessary to vest in Buyer or such Affiliate on the Closing Date all of the Seller Parties’ right, title and interest in and to the Purchased Assets and to evidence the assumption of the Assumed Liabilities by Buyer or such Affiliate, including (a) a Bill of Sale substantially in the form of Exhibit A (the “Bill of Sale”), (b) a Bill of Sale (Bailment Inventory) substantially in the form of Exhibit B (the “Bill of Sale (Bailment Inventory)”), (c) an Assignment and Assumption of Contracts and Other Intangible Assets substantially in the form of Exhibit C (the “Assignment of Contracts”), (d) a Trademark Assignment substantially in the form of Exhibit D (the “Assignment of Trademarks”), (e) a Copyright Assignment substantially in the form of Exhibit E (the “Assignment of Copyrights”), and (f) a Domain Names and Social Media Accounts Assignment substantially in the form of Exhibit F (the “Assignment of Domain Names and Social Media Accounts”). From time to time following the Closing, Buyer or its Affiliate and the Seller Parties shall execute and deliver, or cause to be executed and delivered, to the other such additional instruments of conveyance and transfer and evidences of assumption as Buyer or Seller may reasonably request or as may be otherwise necessary or desirable to carry out the purposes of this Agreement.

2.6    Consents.

(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Purchased Asset or any benefit arising under or resulting from such Purchased Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the Consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Contract concerning such Purchased Asset, or (iii) would, upon transfer, in any way adversely affect the rights of Buyer under such Purchased Asset. If the sale, assignment, transfer, conveyance or delivery by any Seller Party to, or any assumption by Buyer of, any interest in, or

Liability under, any Purchased Asset requires the Consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such Consent being obtained. Without limiting Section 2.6(b), to the extent any Assumed Contract may not be assigned to Buyer by reason of the absence of any such Consent (each, a “Restricted Contract”), Buyer shall not be required to assume any Assumed Liabilities arising under such Restricted Contract. Notwithstanding the failure to obtain prior to the Closing any Consent with respect to any Restricted Contract or any other Purchased Asset, subject to Article IX, the Closing shall occur without any adjustment to the Purchase Price on account thereof.

(b)    To the extent that any Consent in respect of a Restricted Contract or any other Purchased Asset shall not have been obtained on or before the Closing Date, following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required Consent or any release, substitution or amendment required to novate all Liabilities under any and all Assumed Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that Buyer shall be solely responsible for such Liabilities after the Closing Date. As soon as a Consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Contract or other Purchased Asset is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract or Purchased Asset to Buyer for no additional consideration.

(c)    To the extent that any Restricted Contract or other Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.6, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to Buyer the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Restricted Contract or other Purchased Asset and/or Assumed Liability to Buyer as of the Closing Date and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller or the applicable Seller Subsidiary, pay, perform and discharge fully the Liabilities of the applicable Seller Party thereunder from and after the Closing Date. To the extent permitted under applicable Law, the Seller Parties shall hold in trust for and pay to Buyer promptly upon receipt thereof such Purchased Asset and all income, proceeds and other monies received by the Seller Parties to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.6; provided that the Seller Parties shall be permitted to set off against such amounts all Liabilities that Buyer is required to pay, perform or discharge in accordance with the immediately preceding sentence and any direct costs associated with the retention and maintenance of such Purchased Assets.

(d)    Notwithstanding anything herein to the contrary, the provisions of this Section 2.6 shall not apply to any consent or approval required under any Competition Law, which consent or approval shall be governed by Section 7.6. Nothing in this Section 2.6, including any arrangement for Buyer to be provided with any of the benefits of any Purchased Asset, shall constitute a waiver of Buyer’s rights under Article IX unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the Transactions at the Closing.

ARTICLE III

PURCHASE PRICE.

3.1    Purchase Price.

On the terms and subject to the conditions set forth herein, in consideration of the sale of the Purchased Assets, in addition to the assumption of the Assumed Liabilities, Buyer shall, or shall cause its relevant Affiliate to, pay to Seller (or its designees, including one or more of the Seller Subsidiaries), an aggregate amount in cash equal to (a) the Base Purchase Price, plus (b) the amount, if any, by which the Closing Book Value of the Product Inventory or the Final Book Value of the Product Inventory, as the case may be, exceeds the Target Closing Book Value of the Product Inventory, minus (c) the amount, if any, by which the Closing Book Value of the Product Inventory or the Final Book Value of the Product Inventory, as the case may be, is less than the Target Closing Book Value of the Product Inventory, minus (d) the amount of the Accrued Depletion Allowances (the “Purchase Price”).

3.2    Determination of Estimated Purchase Price.

(a)    No later than the tenth (10th) Business Day prior to the anticipated Closing Date (i) Seller shall prepare and deliver to Buyer a written statement setting forth Seller’s best estimate of the amount of the Accrued Depletion Allowances (including reasonable supporting documentation and calculations), as determined as of the most recent available date in accordance with the illustrative calculation thereof set forth on Schedule 3.2(a)(i) (the “Closing Accrued Depletion Allowances Statement”), and (ii) representatives of Seller and Buyer shall take a physical count and inspection of the Inventory, other than the Bailment Inventory of Seller, in accordance with the Inventory inspection and testing procedures attached hereto as Schedule 3.2(a)(ii) (the “Testing Procedures”). Seller and Buyer shall cooperate reasonably in connection with such physical count and inspection.

(b)    Following such count and inspection, the Parties shall agree in accordance with the Testing Procedures on the results thereof in a written report (the “Agreed Inventory Report”). At the Closing, the Base Purchase Price shall be adjusted as follows:

(i)    the Base Purchase Price shall be reduced by the amount of the Accrued Depletion Allowances, as set forth in the Closing Accrued Depletion Allowances Statement;

(ii)    if the Closing Book Value of the Product Inventory as set forth in the Agreed Inventory Report is less than the Target Closing Book Value of the Product Inventory, then the Base Purchase Price shall be reduced by the amount by which the Closing Book Value of the Product Inventory is less than the Target Closing Book Value of the Product Inventory;

(iii)    if the Closing Book Value of the Product Inventory as set forth in the Agreed Inventory Report is greater than the Target Closing Book Value of the Product Inventory, then the Base Purchase Price shall be increased by the amount by which the Closing Book Value of the Product Inventory is greater than the Target Closing Book Value of the Product Inventory; and

(iv)    if the Closing Book Value of the Product Inventory as set forth in the Agreed Inventory Report is equal to the Target Closing Book Value of the Product Inventory, then there shall be no adjustment to the Base Purchase Price pursuant to this Section 3.2(b).

(c)    If the Parties are unable to agree on the results of the physical count and inspection prior to the Closing, then Seller shall deliver its determination of the physical count and inspection to Buyer as soon as reasonably possible following completion of the physical count and inspection, but no later than at the Closing (the “Estimated Inventory Report”). For purposes hereof, the “Estimated Closing Book Value of the Product Inventory” means (x) the aggregate value of the Product Inventory (other than the Bailment Inventory), (i) based on the Estimated Inventory Report, and (ii) valued at the applicable Seller Party’s costs of such Inventories by reference to the unit cost set forth on Schedule 1(a), except as the Parties may otherwise mutually agree, plus (y) the aggregate value of the Bailment Inventory as set forth on the Bailment Reports. At the Closing, the Base Purchase Price shall be adjusted as follows:

(i)    the Base Purchase Price shall be reduced by the amount of the Accrued Depletion Allowances, as set forth in the Closing Accrued Depletion Allowances Statement;

(ii)    if the Estimated Closing Book Value of the Product Inventory as set forth in the Estimated Inventory Report is less than the Target Closing Book Value of the Product Inventory, then the Base Purchase Price shall be reduced by the amount by which the Estimated Closing Book Value of the Product Inventory is less than the Target Closing Book Value of the Product Inventory;

(iii)    if the Estimated Closing Book Value of the Product Inventory as set forth in the Estimated Inventory Report is greater than the Target Closing Book Value of the Product Inventory, then the Base Purchase Price shall be increased by the amount by which the Estimated Closing Book Value of the Product Inventory is greater than the Target Closing Book Value of the Product Inventory; and

(iv)    if the Estimated Closing Book Value of the Product Inventory as set forth in the Estimated Inventory Report is equal to the Target Closing Book Value of the Product Inventory, then there shall be no adjustment to the Base Purchase Price pursuant to this Section 3.2(c).

The Base Purchase Price, as adjusted pursuant to Section 3.1, Section 3.2(b) or Section 3.2(c), as the case may be, is referred to herein as the “Estimated Purchase Price”.

3.3    Post-Closing Inventory Adjustment.

(a)    In the event that the Parties do not agree on the results of the physical count and inspection and, therefore, determine the Estimated Purchase Price based on the Estimated Inventory Report, then during the five (5) Business Days immediately following the Closing Date, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the physical count set forth in the Estimated Inventory Report and if such agreement has not been reached at the end of such five (5) Business Day period, Seller and Buyer shall identify in writing the amount in dispute and shall immediately engage an Independent Accountant to conduct only a physical count of the Inventory, which physical count of the Inventory shall be set forth in a written report delivered to the Parties and shall be conclusive and binding on the Parties and shall be enforceable in a court of law (such report as agreed to by the Parties after the Closing or as completed by the Independent Accountant, is referred to herein as the “Final Physical Inventory Report”). In the event that determination of usability and salability of the Inventory extends past the Closing Date, at such time as the usability and salability of the Inventory is conclusively determined pursuant to the Testing Procedures, such Inventory at the value determined shall be set forth in a written report delivered to both Parties and shall be used, along with the Final Physical Inventory Report, to determine the final Inventory (“Final Inventory Report”). For purposes hereof the “Final Book Value of the Product Inventory” means (i) the value of the Product Inventory (other than the Bailment Inventory) (A) based upon the Final Inventory Report, and (B) valued at the applicable Seller Party’s costs of such Inventories by reference to the unit cost set forth on Schedule 1(a), except as the Parties may otherwise mutually agree, plus (ii) the aggregate value of the Bailment Inventory as set forth on the Bailment Reports. Within two (2) Business Days of the Independent Accountant’s delivery of the Final Inventory Report, the Purchase Price shall be further adjusted and payments made, if and as applicable, as follows:

(i)    if the Final Book Value of the Product Inventory as set forth in the Final Inventory Report is greater than the Estimated Closing Book Value of the Product Inventory as set forth in the Estimated Inventory Report, then Buyer shall pay, by wire transfer of immediately available funds to the account or accounts of Seller designated to Buyer in writing at least one (1) Business Day in advance of such payment, the amount by which the Final Book Value of the Product Inventory is greater than the Estimated Closing Book Value of the Product Inventory;

(ii)    if the Final Book Value of the Product Inventory as set forth in the Final Inventory Report is less than the Estimated Closing Book Value of the Product Inventory as set forth in the Estimated Inventory Report, then Seller shall pay, by wire transfer of immediately available funds to the account or accounts of Buyer designated to Seller in writing at least one (1) Business Day in advance of such payment, the amount by which the Final Book Value of the Product Inventory is less than the Estimated Closing Book Value of the Product Inventory; and

(iii)    if the Final Book Value of the Product Inventory as set forth in the Final Inventory Report is equal to the Estimated Closing Book Value of the Product Inventory as set forth in the Estimated Inventory Report, then there shall be no further adjustment to the Purchase Price and no payment shall be made by either Party pursuant this Section 3.3(a).

(b)    The fees and expenses of the Independent Accountant engaged pursuant to this Section 3.3, if any, shall be allocated between Seller, on one hand, and Buyer, on the other hand, based on the percentage which the portion of the amount contested by a Party that is not awarded to that Party bears to the total amount actually contested by such Party.

(c)    Any payments made pursuant to this Section 3.3 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

3.4    Allocation of Purchase Price.

Subject to any alternative arrangements the Parties may by mutual agreement adopt prior to the Closing, during the Pre-Closing Period and after the Closing, as necessary, the Parties will work cooperatively to select and to jointly engage the Qualified Appraiser and will work together cooperatively to direct the Qualified Appraiser in obtaining valuations of the Brand, the Business and the other Purchased Assets, together with the assets purchased in any related transactions for purposes of Section 1060 of the Code, if any. Upon completion of such valuation, the Qualified Appraiser shall deliver to each of the Parties (a) a copy of their appraisal report (the “Appraisal Report”), and (b) a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) based on the valuations of the Brand, the Business, the other Purchased Assets and any assets purchased in any related transactions (as set forth in the Appraisal Report) and prepared in accordance with Section 1060 of the Code (the “Allocation Schedule”). The Parties shall use commercially reasonable efforts to cause the Qualified Appraiser to deliver the Appraisal Report and the Allocation Schedule to the Parties within ninety (90) days after the Closing Date. The Allocation Schedule shall be deemed final unless either Party notifies the other Party in writing that such Party objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to the Parties (the “Objection Period”). In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days of the end of the Objection Period (the “Allocation Negotiation Period”), such dispute shall be finally resolved by the Independent Accountant. The fees and expenses of the Qualified Appraiser and the Independent Accountant shall be borne equally by Seller and Buyer. Seller shall deliver to Buyer an IRS Form 8594 prepared in accordance with the Allocation Schedule within thirty (30) days of the end of the Objection Period or the Allocation Negotiation Period, as the case may be, which IRS Form 8594 shall be subject to Buyer’s approval, not to be unreasonably withheld (and provided that Buyer shall have been deemed to have approved such IRS Form 8594 as prepared by Seller if Buyer fails to deliver a written objection thereto to Seller within thirty (30) days of receipt thereof). Seller and Buyer agree to file such IRS Form 8594, as prepared by Seller and approved (or deemed to have been approved) by Buyer, and to file all federal, state, local and/or foreign, as applicable, Tax Returns in accordance with the Allocation Schedule, provided that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Tax authority based upon or arising out of the Allocation Schedule, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Tax authority challenging such Allocation Schedule. If any payment is treated as an adjustment of the Purchase Price, the Allocation Schedule shall be adjusted in a manner consistent with the foregoing provisions of this Section 3.4. If Seller or Buyer is required to file a Tax Return concerning the Allocation Schedule before the Independent Accountant has resolved any disputed items (taking into account valid extensions of time within which to file, which shall be sought to the extent necessary to permit the resolution of disputed items), such disputed items shall be reflected on such Tax Return based on the Allocation Schedule prepared by the Qualified Appraiser, and shall be amended if necessary to reflect the determination of the Independent Accountant with respect to the disputed items.

ARTICLE IV

CLOSING.

4.1    Closing.

On the terms and subject to the conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall occur as promptly as practicable but in no event later than ten (10) Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article IX (except those conditions that by their nature are to be satisfied or waived at the Closing), at the offices of Nixon Peabody LLP located at 1300 Clinton Square, Rochester, New York 14604, at 10:00 a.m. New York time, or at such other date, place and time as Seller and Buyer may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”). For accounting purposes, the Closing will be deemed to be effective as of 12:01 a.m. local time on the day of the Closing Date (the “Effective Time”).

4.2    The Seller Parties’ Closing Deliveries.

At the Closing, the Seller Parties shall deliver to Buyer counterparts of each of the following documents, duly executed by the applicable Seller Party, Seller Parties or Affiliates thereof:

(a)    the Bill of Sale;

(b)    the Bill of Sale (Bailment Inventory);

(c)    the Assignment of Contracts;

(d)    the Assignment of Trademarks;

(e)    the Assignment of Copyrights;

(f)    the Assignment of Domain Names and Social Media Accounts;

(g)    a Supply Agreement substantially in the form of Exhibit G (with schedules thereto to be in a form mutually agreed by the Parties acting reasonably and including the terms set forth in the summaries attached to such form), pursuant to which the Seller Parties will supply certain products and/or services to Buyer or its designated Affiliate following the Closing (the “Supply Agreement”);

(h)    a Copyright Assignment substantially in the form of Exhibit H (the “Copyright Assignment”);

(i)    a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, stating on behalf of Seller that each of the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied;

(j)    a duly executed secretary’s certificate of Seller certifying (i) copies of Seller’s organizational and governing documents; and (ii) copies of the resolutions duly adopted by Seller’s board of directors, authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of the Transactions;

(k)    evidence of all of the Consents set forth on Schedule 4.2(k);

(l)    evidence satisfactory to Buyer (acting reasonably) of the releases and discharges of any Encumbrances other than Permitted Encumbrances over the Purchased Assets;

(m)    all internet domain account details and DNS details, login information, usernames, passwords, keys, UDAI codes, PIN numbers, DNS zone files and other particulars that are necessary for the use and maintenance of the Domain Names and the Social Media Accounts; and

(n)    all other documents of title to the Purchased Assets, together with all executed transfers and assignments necessary to vest legal title to the Purchased Assets in Buyer.

4.3    Buyer’s Closing Deliveries.

At the Closing, Buyer or an Affiliate of Buyer designated by Buyer in writing to Seller not less than three (3) Business Days prior to the Closing Date shall pay and deliver to Seller the following amounts and counterparts of each of the following documents, duly executed by Buyer or such Affiliate:

(a)    the Estimated Purchase Price by wire transfer of immediately available funds to the account or accounts of Seller designated to Buyer in writing by Seller at least three (3) Business Days prior to the Closing Date;

(b)    the following amounts by wire transfer of immediately available funds to the account or accounts designated to Buyer in writing by Seller at least three (3) Business Days prior to the Closing Date: (i) the portion of the transfer Taxes and fees for which Buyer is responsible pursuant to Section 8.3, to the extent known on the Closing Date; and (ii) the aggregate amount of all of those items apportioned to Buyer pursuant to Section 8.2;

(c)    the Bill of Sale;

(d)    the Bill of Sale (Bailment Inventory);

(e)    the Assignment of Contracts;

(f)    the Assignment of Trademarks;

(g)    the Assignment of Copyrights;

(h)    the Assignment of Domain Names and Social Media Accounts;

(i)    the Supply Agreement;

(j)    the Copyright Assignment;

(k)    a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, stating on behalf of Buyer that each of the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied; and

(l)    a duly executed secretary’s certificate of Buyer certifying (i) copies of Buyer’s organizational and governing documents; and (ii) copies of the resolutions duly adopted by Buyer’s board of directors, authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER.

Except (a) as set forth in Seller’s disclosure schedules attached hereto (collectively, the “Seller Disclosure Schedules”), or (b) to the extent relating solely to the Excluded Assets or the Excluded Liabilities, Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date (or, as to those representations and warranties that address matters as of particular dates, as of such dates), as follows:

5.1    Organization and Qualification.

(a)    Seller is a corporation duly organized and validly existing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, operate and lease its properties and assets constituting Purchased Assets, its properties related to the operation of the Business and to carry on its portion of the Business as currently conducted. Seller is duly qualified to do business and is in good standing in the states required due to the operation of its portion of the Business, except where the failure to be so qualified or in good standing has not had, or would not be reasonably be expected to have, a Business Material Adverse Effect.

(b)    Schedule 5.1(b) lists each Seller Subsidiary, the state or other jurisdiction of its formation or organization and whether it is a corporation, limited liability company or other business entity. Each Seller Subsidiary is, directly or indirectly, wholly-owned by Seller. Each of the Seller Subsidiaries has all requisite corporate, limited liability company or other business entity power, as applicable, and authority to own, operate and lease its properties and assets constituting Purchased Assets, its properties related to the operation of the Business and to carry on its portion of the Business as currently conducted. Each Seller Subsidiary is duly qualified to do business, and, to the extent such concept is applicable, is in good standing in the states required due to the operation of its portion of the Business, except where the failure to be so qualified or in good standing has not had, or would not be reasonably be expected to have, a Business Material Adverse Effect.

5.2    Corporate Authority; Binding Effect.

(a)    Seller has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and each of the Transaction Documents to which it is a party has been duly and validly authorized by all necessary corporate action and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement or any of the Transaction Documents to which it is a party. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity) (“Enforceability Limitations”). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by Enforceability Limitations.

(b)    Each Seller Subsidiary has, or prior to the Closing will have, full corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by each Seller Subsidiary of each of the Transaction Documents to which it is a party has been, or prior to the Closing will have been, duly and validly authorized, and no additional corporate, limited liability company or other business entity or shareholder, member or other authorization or consent is or will be required in connection with the execution, delivery and performance by any Seller Subsidiary of the Transaction Documents to which such Seller Subsidiary is a party or signatory. When each other Transaction Document to which each Seller Subsidiary is or will be a party has been duly executed and delivered by such Seller Subsidiary (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller Subsidiary enforceable against it in accordance with its terms, except as such enforceability may be limited by Enforceability Limitations.

5.3    No Conflict.

Except as set forth on Schedule 5.3, the execution, delivery and performance of this Agreement and the Transaction Documents by the Seller Parties and the consummation of the Transactions will not (a) violate, conflict with, or result in any breach of, any provision of any Seller Party’s articles of incorporation, certificate of formation, by-laws, operating agreement or other organizational or governing documents; (b) violate, conflict with, require any notice or consent under, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract by which any Seller Party is bound or which relates to the Purchased Assets or the Business (including any Assumed Contract); (c) result in the creation of any Encumbrance, other than a Permitted Encumbrance, on any of the Purchased Assets; (d) assuming all consents, waivers, approvals, authorizations, declarations, filings or registrations contemplated by Section 5.4 have been obtained or made, violate any applicable Law or Order; (e) violate or result in the suspension, revocation, modification, invalidity or limitation of any permit, license or registration held by any Seller Party; or (f) give any party with rights under any Assumed Contract, Order or other restriction to which any Seller Party is a party or by which it is bound or which relates to the Purchased Assets or the Business, the right to terminate, modify or accelerate any rights, obligations or performance under any of the foregoing, except, in the case of clauses (b), (c), (d), (e) or (f), to the extent that the occurrence of any of the foregoing has not had, or would not reasonably be expected to have, a Business Material Adverse Effect.

5.4    Governmental Consents and Approvals.

Except as set forth on Schedule 5.4, no consent, waiver, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required for the execution, delivery and performance by any Seller Party of this Agreement or the Transaction Documents to which such Seller Party is a party or for the consummation by the Seller Parties of the Transactions (except for compliance with any Consents that the Seller Parties may be required to obtain pursuant to any Competition Laws).

5.5    Financial Reports.

The information regarding sales, volumes, and direct marketing expenditures of the Business and the net book values of the Inventory set forth on Schedule 5.5 and the unit costs set forth on Schedule 1(a) (collectively, the “Financial Reports”) are complete and accurate in all material respects as of the dates and for the periods set forth therein; provided, that Buyer acknowledges that the net book values set forth in the Financial Reports are provided for informational purposes only and shall not be taken into account in, or otherwise have any impact on, the determination of the valuations of the Brand, the Business or the other Purchased Assets by the Qualified Appraiser or the allocation of the Purchase Price pursuant to Section 3.4. The Financial Reports (a) were prepared from the Books and Records kept by the Seller Parties, which are true, complete and accurate in all material respects; and (b) fairly present in all material respects the information set forth therein as of their respective dates. The Seller Parties’ Books and Records, including the Business Books and Records, have been properly prepared and maintained in form and substance adequate for preparing Seller’s audited financial statements in accordance with GAAP. Buyer acknowledges that the Financial Reports (i) may be subject to normal year-end adjustments (which would not be material to Seller and its Affiliates, taken as a whole, individually or in the aggregate) and (ii) do not include footnotes and other presentation items.

5.6    Absence of Certain Changes or Events.

Except as set forth on Schedule 5.6, between January 1, 2019 and the date of this Agreement: (a) the Seller Parties have conducted the Business in the ordinary course consistent with the Seller Parties’ past practices in all material respects; (b) there has not been any Business Material Adverse Effect; and (c) no Seller Party has suffered any material loss, damage or destruction or other material casualty affecting any material properties or assets of the Business, whether or not covered by insurance.

5.7    Title.

(a)    Except as described on Schedule 5.7(a), the Seller Parties have good and valid title to, or a valid leasehold interest in, the Purchased Assets, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)    Except as set forth on Schedule 5.7(b), the Business Intellectual Property, together with the Licensed IP, includes substantially all of the intellectual property used by the Seller Parties in connection with the making of wine and the growing and processing of grapes for the Business and/or in connection with the Brand, during the twelve (12) months preceding the date hereof.

5.8    Taxes.

(a)    The Seller Parties have timely filed (including all applicable extensions) all income and other material Tax Returns related to the operation of the Business that the Seller Parties were required to file. All such Tax Returns were correct and complete in all material respects to the extent related to the Business. All material Taxes related to the Seller Parties’ operation of the Business, including those which are required to be paid by such Tax Returns or under any tax allocation agreement, or claimed to be due by any Taxing Authority from any Seller Party, have been properly accrued or paid or are being contested in good faith. None of the Purchased Assets is subject to any Encumbrance or other security interest arising in connection with any failure or alleged failure to pay any Tax. Each of the Seller Parties has adequately provided in its books of account and related records for all unpaid Taxes, being current Taxes not yet due and payable.

(b)    Except as described on Schedule 5.8(b), there is no action or audit now pending or, to the Knowledge of Seller, threatened or proposed, against, or with respect to, any Seller Party in respect of any Taxes of the Business. Except as described on Schedule 5.8(b), no Seller Party is the beneficiary of any extension of time within which to file any Tax Return in respect of the Business, nor has any Seller Party made (or had made on its behalf) any requests for such extensions. No claim has ever been made by an authority in a jurisdiction where any Seller Party does not file Tax Returns in respect of the Business that any of them is or may be subject to taxation by that jurisdiction in respect of the Business or that any of them must file such Tax Returns.

(c)    Notwithstanding any other representation or warranty in this Agreement, (i) the representations and warranties contained in this Section 5.8 constitute the sole and exclusive representations and warranties of Seller relating to Taxes, and (ii) no representation or warranty is made regarding Taxes that may accrue in any taxable period (or portion thereof) from and after the Closing Date.

5.9    Inventory.

Each item of Inventory has been produced and, where applicable, packaged and labeled, in accordance in all material respects with all applicable Laws. The Seller Parties have maintained accurate and complete copies of all appropriate records and have employed appropriate codification mechanisms to enable Buyer to trace all bulk and finished goods Inventory from the delivery of the Inventory to Buyer back through the preparation and packaging of the Inventory, production of the Inventory, and harvesting of the grapes used in producing the Inventory. All Inventory conforms to the applicable specifications for such Inventory set forth on Schedule 5.9. All Inventory is located at the facilities of the Seller Parties or in the Bailment Inventory, and no Inventory is held on a consignment basis.

5.10    Assumed Contracts.

Seller has provided Buyer with true and complete copies of all Assumed Contracts. Each of the Assumed Contracts is valid and enforceable against the Seller Party that is a party thereto and the applicable Seller Party is in material compliance with all terms and requirements of each Assumed Contract. To the Knowledge of Seller, each other Person that has or had any obligation or liability under any Assumed Contract is in material compliance with all applicable terms and requirements of such Assumed Contract. No Seller Party has given or received written notice to or from any Person relating to any alleged or potential default under any Assumed Contract that has not been cured. To the Knowledge of Seller, no event has occurred that, with or without the giving of notice or lapse of time, or both, may conflict with or result in any material violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Assumed Contract.

5.11    Legal Proceedings and Orders.

Except as set forth on Schedule 5.11, as of the date hereof, there are no, and since January 1, 2017, there have not been any, Legal Proceedings (a) pending or, to Seller’s Knowledge, threatened against or affecting any Seller Party with respect to the operation of the Business that, individually or in the aggregate, have had, or would reasonably be expected to have, a Business Material Adverse Effect or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the other Transaction Documents. To the Knowledge of Seller, no event has occurred or circumstances exist that may give rise to or serve as a basis for any such Legal Proceedings. There are no outstanding or unsatisfied material Orders applicable to the operation of the Business or that involve the Transactions.

5.12    Intellectual Property.

(a)    Except as set forth on Schedule 5.12(a), the Seller Parties own all right, title and interest in and to all of the Business Intellectual Property, no third party has any right, title or interest in or to any of the Business Intellectual Property, and the Business Intellectual Property is freely assignable by the Seller Parties to Buyer and is owned by the Seller Parties free and clear of any third party’s valid claim of ownership, infringement, license or permission to use in the wine business, or any other Encumbrance. All of the Business Intellectual Property is valid, subsisting, enforceable and in good standing.

(b)    Schedule 5.12(b) contains a correct, complete and current list of all trademark, copyright, patent and any other registrations or pending applications that are included in the Business Intellectual Property, and all such registrations and applications are valid, subsisting, enforceable and in good standing and, except as set forth on Schedule 5.12(b), not subject to an existing abandonment or cancellation claim. There are no actions that must be taken by Buyer within one hundred twenty (120) days after the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing any such registrations or applications.

(c)    Schedule 5.12(c) contains a correct, complete and current list of all material unregistered trademarks that are included in the Business Intellectual Property (the “Common Law Marks”) and a nonexclusive list of copyrightable works that are included in the Business Intellectual Property.

(d)    To Seller’s Knowledge, each Seller Party has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information included in the Business Intellectual Property that is not covered by an issued patent. To Seller’s Knowledge, any receipt or use by, or disclosure to, a third party of Proprietary Information included in the Business Intellectual Property has been pursuant to the terms of a binding written confidentiality agreement between a Seller Party and such third party. To Seller’s Knowledge, each Seller Party is in compliance with the terms of all Contracts pursuant to which a third party has disclosed, or authorized such Seller Party to use, Proprietary Information included in the Business Intellectual Property owned by such third party.

(e)    All current and former employees, consultants and contractors of the Business have executed and delivered, and, to the Knowledge of Seller, are in compliance with, enforceable agreements regarding protection of Proprietary Information and providing valid written assignments of all Business Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Business. No current or former employee, consultant or contractor has any right or claim to, or interest in, any of the Business Intellectual Property.

(f)    Except as set forth on Schedule 5.12(f), to Seller’s Knowledge, no third party is infringing, misappropriating or otherwise violating the Seller Parties’ rights in the Business Intellectual Property, and there is no pending or threatened claim or proceeding for infringement, violation or misappropriation of, or breach of any license or other contract involving the Business Intellectual Property, or other pending or threatened claims or proceedings that are likely to affect the validity or enforceability of the Business Intellectual Property, except for any infringement, misappropriation or other violation that has not had, or would not reasonably be expected to have, a Business Material Adverse Effect.

(g)    Except as set forth on Schedule 5.12(g), to Seller’s Knowledge, the Business Intellectual Property and the Licensed IP, and the Seller Parties’ use and/or exploitation of the Business Intellectual Property and the Licensed IP, is not infringing or violating and has not infringed or violated any trademark, domain name, copyright, patent, publicity right, privacy right, or other intellectual property right or proprietary right of any third party, except for any infringement, misappropriation or other violation that has not had, or would not reasonably be expected to have, a Business Material Adverse Effect. Within the past five (5) years, the Seller Parties have not received any written notice of, and Seller has no Knowledge of, any past, present, pending or threatened charge, complaint or notice, whether formal or informal: (i) alleging any misappropriation, violation or infringement or other conflict relating to the Business Intellectual Property or the Licensed IP; (ii) challenging any Seller Party’s ownership of, or the validity, enforceability or scope of, any of the Business Intellectual Property or the Licensed IP or suggesting that any other person has any claim of legal or beneficial ownership or exclusive or non-exclusive rights with respect thereto; or (iii) challenging any Seller Party’s right to use or otherwise exploit any Business Intellectual Property or the Licensed IP.

(h)    Except as set forth on Schedule 5.12(h), the Seller Parties have not granted any license or other right to any third party with respect to the use of any of the Business Intellectual Property, the Business Intellectual Property is not subject to any license or other right, and the Seller Parties are not required to pay any royalty fee, license fee or similar compensation to any third party in connection with the Business Intellectual Property.

(i)    Except as set forth on Schedule 5.12(i), all copyrightable works included in the Business Intellectual Property are original works of authorship or art and have been validly and fully assigned, either expressly or by operation of Law, to the Seller Parties by their respective authors or creators.

(j)    To Seller’s Knowledge, all persons whose rights of publicity, privacy or personality are in any way included in, related to or otherwise implicated by the Business Intellectual Property and/or the Seller Parties’ use or exploitation thereof have granted all necessary rights and permissions to the Seller Parties for such use and/or exploitation, such rights and permissions are freely assignable and transferable by the Seller Parties to Buyer, and Buyer’s use and/or exploitation of the Business Intellectual Property will not violate or infringe such rights and permissions or the publicity, privacy or other personality rights of any third party.

5.13    Domain Names and Social Media Accounts; Customer Lists.

(a)    Schedule 5.13 contains a correct, complete and current list of all domain names that exclusively relate to the Business and/or the Brand (the “Domain Names”) and all social media accounts that exclusively relate to the Business and/or the Brand (the “Social Media Accounts”). The Seller Parties own all right, title and interest in and to the Domain Names and the Social Media Accounts, own or have all necessary licenses to all content residing on websites registered at the Domain Names and all content uploaded or posted by any Seller Party or Affiliate thereof on the Social Media Accounts, and all Domain Names and Social Media Accounts and any such content and/or the licenses applicable thereto are freely assignable by the Seller Parties.

(b)    As of the Closing, a database containing all lists of online and direct-to-consumer customers and wine club members that exclusively relate to the Business and/or the Brand which are possessed, owned or controlled by the Seller Parties, if any, including names, contacts and other information set forth therein or otherwise possessed by the Seller Parties, will have been provided to Buyer, subject to applicable Law, including privacy restrictions and limitations.

5.14    Permits.

Each Seller Party has received all currently required permits, licenses and registrations of all Governmental Bodies necessary for the operation of the portion of the Business and the Purchased Assets owned by such Seller Party, including all permits, licenses and registrations from Governmental Bodies regulating or otherwise having jurisdiction over beverage alcohol products. All such permits, licenses and registrations are valid and in full force and effect, and each Seller Party is in material compliance with all such permits, licenses and registrations.

5.15    Compliance with Law.

Each Seller Party is conducting, and since January 1, 2017 has conducted, the Business in compliance in all material respects with all applicable laws, statutes, rules, ordinances and regulations promulgated by any Governmental Body having jurisdiction in the United States and each other country where the Business produces and/or sells any products (collectively, “Law”) and all Orders applicable to the ownership or operation of its portion of the Purchased Assets or the conduct of its portion of the Business. No Seller Party has received written notice regarding any violation of, conflict with, or failure to conduct the Business in material compliance with, any applicable Law.

5.16    Product Warranties.

There are no express warranties outstanding with respect to any products currently or within the past three (3) years manufactured, sold, distributed, shipped or licensed by the Business (“Products”), or any services rendered, by any Seller Party in connection with the Business, beyond that set forth in the Seller Parties’ standard conditions of sale or service, copies of which have been made available to Buyer. Since January 1, 2017, there have been no (i) recalls of any Products or (ii) Legal Proceedings (whether completed or pending) seeking the recall, suspension or seizure of any Products. Each Product that has been manufactured, sold, distributed, shipped or licensed by any Seller Party since January 1, 2017 contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.

5.17    Brokerage.

Except for Goldman Sachs & Co. LLC and BofA Securities, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for the Seller or its Affiliates and no Person other than Goldman Sachs & Co. LLC and BofA Securities is entitled to any fee or commission or like payment from the Seller or its Affiliates in connection with the Transactions.

5.18    Certain Matters as to Seller.

Seller is not a Person with whom Buyer is prohibited from engaging in any transaction due to any embargo or sanction of any Governmental Body, or any terrorism or money laundering laws,

including due to Seller or any Person that has ownership in or control over Seller being (a) subject to embargos or sanctions of any Governmental Body; (b) in violation of any terrorism or money laundering laws; or (c) listed on a published Governmental Body list, including the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control in the U.S. or other lists of similar import in any jurisdiction.

5.19    Solvency.

Immediately after giving effect to the consummation of the Transactions, assuming that the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects (disregarding any qualifications and exceptions contained therein relating to materiality, Buyer Material Adverse Effect or any similar qualification or exception): (a) the fair saleable value (determined on a going-concern basis) of the aggregate assets of the Seller Parties, taken as a whole, will be greater than the aggregate amount of the Liabilities of the Seller Parties, taken as a whole (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP); (b) the Seller Parties, taken as a whole, will be able to pay all debts and obligations of the Seller Parties, taken as a whole, in the ordinary course of business as they become due, and in the case of Constellation Brands New Zealand Limited, is not insolvent within the meaning of section 239C of the Companies Act 1993 (New Zealand); and (c) the Seller Parties, taken as a whole, will have adequate capital to carry on their businesses.

5.20    Disclaimer of Other Representations and Warranties.

EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULES) AND IN THE CLOSING DOCUMENTS, NEITHER SELLER NOR ANY OTHER PERSON MAKES, OR HAS BEEN AUTHORIZED BY SELLER OR ANY OF ITS AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLER PARTIES, THE BUSINESS OR THE TRANSACTIONS, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY SELLER OR ANY OF ITS AFFILIATES. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULES) AND IN THE CLOSING DOCUMENTS, SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, BROKER, BANKER, CONSULTANT OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES, INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY SELLER OR ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS).

NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS FOLLOWING THE CLOSING. IN ENTERING INTO THIS AGREEMENT, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY STATEMENT, REPRESENTATION OR WARRANTY, INCLUDING THOSE WHICH MAY BE CONTAINED IN ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, OR SIMILAR MATERIALS CONTAINING INFORMATION REGARDING THE SELLER PARTIES OR THE BUSINESS OR IN ANY MATERIALS PROVIDED TO BUYER DURING THE COURSE OF ITS DUE DILIGENCE INVESTIGATION OF THE SELLER PARTIES AND THE BUSINESS, OTHER THAN THOSE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V AND IN THE CLOSING DOCUMENTS. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 5.20 OR SECTION 6.11 SHALL LIMIT OR RESTRICT, OR BE USED AS A DEFENSE AGAINST, BUYER’S RECOURSE AGAINST SELLER OR OPERATE AS A RELEASE OF SELLER IN RESPECT OF FRAUD (AS DEFINED HEREIN) BY SELLER RELATING TO ANY REPRESENTATION OR WARRANTY CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULES) OR IN THE CLOSING DOCUMENTS.

ARTICLE VI

REPRESENTATIONS AND

WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

6.1    Organization and Qualification of Buyer.

Buyer is a corporation duly organized and validly existing under the laws of the State of California. Buyer has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted. Buyer is duly qualified to do business and is in good standing in the states or other jurisdictions required due to the operation of its business, except where the failure to be so qualified or in good standing would not be reasonably expected to have a Buyer Material Adverse Effect.

6.2    Authority; Binding Effect.

Buyer has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by Enforceability Limitations. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by Enforceability Limitations.

6.3    No Conflict.

The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder or thereunder, and the consummation of the Transactions will not (a) violate, conflict with or result in any breach of any provision of Buyer’s articles of incorporation or by-laws; or (b) violate, conflict with, require any notice or consent under, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract to which Buyer is party or by which it is bound; or (c) assuming all consents, waivers, approvals, authorizations, declarations, filings or registrations contemplated by Section 6.4 have been obtained or made, violate any applicable Law or Order, in the case of clauses (b) and (c), except as would not have a Buyer Material Adverse Effect.

6.4    Consents and Approvals.

Except as set forth on Schedule 6.4, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required for the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and for the consummation by Buyer of the Transactions.

6.5    Permits.

Buyer has, or will have as of or as promptly as practicable following the Closing, all permits, licenses and registrations of all agencies, whether federal, state, local or foreign, necessary for Buyer’s operation of the Business following the Closing, including all permits, licenses and registrations from agencies regulating or otherwise having jurisdiction over beverage alcohol products. All such permits, licenses and registrations are or will be valid and in full force and effect, and Buyer will be in material compliance with all such permits, licenses and registrations.

6.6    Legal Proceedings and Orders.

There are no Legal Proceedings pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates that, individually or in the aggregate, have had, or would reasonably be expected to have, a Buyer Material Adverse Effect. There are no outstanding or unsatisfied Orders or stipulations under which Buyer or any of its Affiliates is bound that, individually or in the aggregate, have had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

6.7    Financial Capability.

Buyer has, and will have as of the Closing, sufficient cash on hand (without giving effect to any unfunded financing regardless of whether any such financing is committed) to pay the Purchase Price and all related fees and expenses in connection with the Transactions. Buyer hereby acknowledges and agrees that Buyer’s obligation hereunder to consummate the Transactions is not contingent or conditioned upon Buyer obtaining any financing to pay the Purchase Price.

6.8    Solvency.

Immediately after giving effect to the consummation of the Transactions, assuming that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects (disregarding any qualifications and exceptions contained therein relating to materiality, Business Material Adverse Effect or any similar qualification or exception): (a) the fair saleable value (determined on a going-concern basis) of the assets of Buyer will be greater than the total amount of its Liabilities, taken as a whole (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP); (b) Buyer will be able to pay its debts and obligations in the ordinary course of business as they become due; and (c) Buyer will have adequate capital to carry on its businesses, including the Business.

6.9    Brokerage.

No Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Buyer or its Affiliates and no Person is entitled to any fee or commission or like payment from Buyer or its Affiliates in connection with the Transactions.

6.10    Certain Matters as to Buyer.

Buyer’s funds are derived from legitimate business activities. Buyer is not a Person with whom Seller is prohibited from engaging in any transaction due to any embargo or sanction of any Governmental Body, or any terrorism or money laundering laws, including due to Buyer or any Person that has ownership in or control over Buyer being (a) subject to embargos or sanctions of any Governmental Body; (b) in violation of any terrorism or money laundering laws; or (c) listed on a published Governmental Body list, including the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control in the U.S. or other lists of similar import in any jurisdiction.

6.11    Independent Investigation; No Other Representations and Warranties.

(a)    Buyer has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Purchased Assets, the Assumed Liabilities and the Business and its operations, assets, condition (financial or otherwise) and prospects. Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to the Business, the Purchased Assets or the Assumed Liabilities for such purpose. Buyer has been represented by, and had the assistance of, counsel in the conduct of its due diligence, the preparation and negotiation of this Agreement and the other Transaction Documents, and the consummation of the Transactions. In entering into this Agreement, Buyer acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty, opinion, projection, forecast, statement, memorandum, presentation, advice, information or other statement made or provided by, on behalf of or relating to Seller, Seller’s Affiliates or the Business except for the representations and warranties expressly set forth in Article V (as modified by the Seller Disclosure Schedules) and in the Closing Documents.

(b)    Buyer acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article V and in the Closing Documents, none of Seller, any of Seller’s Affiliates or any other Person has made or makes any representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Business, the Purchased Assets or the Assumed Liabilities, including any representation or warranty as to (A) merchantability or fitness for a particular use or purpose, (B) the operation or probable success or profitability of the Business following the Closing or (C) the accuracy or completeness of any information (including any projections or forecasts) regarding the Business made available to Buyer and its Representatives in connection with this Agreement or their investigation of the Business, and (ii) Buyer shall have no right or remedy (and Seller will have no liability whatsoever) arising out of, and Buyer expressly disclaims any reliance upon, any representation, warranty, opinion, projection, forecast, statement, memorandum, presentation, advice, information or other statement made or provided by, on behalf of or relating to Seller, any of Seller’s Affiliates, the Purchased Assets, the Assumed Liabilities or the Business, including in any materials, documentation or other information regarding the Business made available to Buyer or any of its Representatives in connection with this Agreement or their investigation of the Business (including information memoranda, data room materials, projections, estimates, management presentations, budgets and financial data and reports), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article V (as modified by the Seller Disclosure Schedules) and in the Closing Documents and the rights of Buyer expressly set forth in this Agreement in respect of such representations and warranties.

(c)    EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI AND IN THE CLOSING DOCUMENTS, NEITHER BUYER NOR ANY OTHER PERSON MAKES, OR HAS BEEN AUTHORIZED BY BUYER OR ANY OF ITS AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER OR THE TRANSACTIONS, AND BUYER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY BUYER, ANY AFFILIATE OF BUYER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY ANY OF THE SELLER PARTIES OR THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY BUYER OR ANY OF ITS AFFILIATES. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI AND IN THE CLOSING DOCUMENTS, BUYER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE SELLER PARTIES OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE SELLER PARTIES BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, BROKER, BANKER, CONSULTANT OR REPRESENTATIVE OF BUYER OR ANY OF ITS AFFILIATES). IN ENTERING INTO THIS AGREEMENT, SELLER EXPRESSLY ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY STATEMENT, REPRESENTATION OR WARRANTY, INCLUDING THOSE WHICH MAY BE CONTAINED IN ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM,

PRESENTATION, OR SIMILAR MATERIALS CONTAINING INFORMATION REGARDING BUYER, OTHER THAN THOSE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VI AND IN THE CLOSING DOCUMENTS.

(d)    NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 6.11 SHALL LIMIT OR RESTRICT, OR BE USED AS A DEFENSE AGAINST, SELLER’S RECOURSE AGAINST BUYER OR OPERATE AS A RELEASE OF BUYER IN RESPECT OF FRAUD (AS DEFINED HEREIN) BY BUYER RELATING TO ANY REPRESENTATION OR WARRANTY CONTAINED IN THIS ARTICLE VI OR IN THE CLOSING DOCUMENTS.

ARTICLE VII

COVENANTS.

The Parties hereby make the following covenants:

7.1    Conduct of the Business Prior to the Closing.

(a)    During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (the “Pre-Closing Period”), except as (i) otherwise expressly provided in this Agreement, (ii) set forth on Schedule 7.1(a), or (iii) required by any Law or Order applicable to Seller, the Purchased Assets or operation of the Business, Seller shall, and shall cause the Seller Subsidiaries to (A) perform in all material respects those activities set forth on (and in accordance with the timeframes described in) Schedule 7.1(a)-2 and (B) use commercially reasonable efforts to operate the Business in the ordinary course of business in all material respects, including with respect to maintaining and preserving the Purchased Assets (including distribution and promotion of the Brand consistent in all material respects with the Seller Parties’ past practices, maintaining inventory levels for the Brand that are normal for the time of year (taking into account product sales during the twelve (12) month period preceding the date of this Agreement), maintaining consistent pricing for the Products and foregoing any exceptional promotional or clearance activities) and relationships with customers, suppliers and others having material business dealings with the Business. During the Pre-Closing Period, Seller and the Seller Subsidiaries shall use commercially reasonable efforts consistent with past practice to protect, enforce, maintain and avoid abandonment of or damage to the Business Intellectual Property. For the avoidance of doubt, in the event that Buyer’s contact with any Distributor, vendor, supplier or customer of the Business affects the Seller Parties’ ability to operate the Business in compliance with this Section 7.1(a), such deviation shall not be deemed to be a breach of the obligations set forth in this Section 7.1(a).

(b)    During the Pre-Closing Period, neither Seller nor any of the Seller Subsidiaries (nor any third party acting at Seller’s or any Seller Subsidiary’s direction or with their consent) shall: (i) transfer, assign or grant any license or sublicense (other than non-exclusive licenses or sublicenses granted in the ordinary course of business) of any rights under or with respect to, or any encumbrance upon, any of the Business Intellectual Property or allow the abandonment or lapse of any right relating to the Business Intellectual Property; (ii) create, assume or permit to exist any new Encumbrances on the Brand, the Business or any of the Purchased Assets, other than Permitted Encumbrances; (iii) except for any Purchased Asset that is obsolete or which is not material to the Brand, the Business or the Purchased Assets, sell, lease, license or otherwise transfer any of the Purchased Assets, or cancel any of their rights or claims, other than in the ordinary course of business for fair and adequate consideration; or (iv) grant to any third party, or otherwise allow any third party to acquire, any license (other than non-exclusive licenses or sublicenses granted in the ordinary course of business), right, title or interest in or to any of the Business Intellectual Property.

(c)    The Parties acknowledge that Buyer intends to establish new trade names/fictitious business names referencing the Brand and the trademarks included in the Business Intellectual Property promptly following the Closing. Seller covenants and agrees that, promptly upon Buyer’s request at any time following the Closing Date, the Seller Parties will amend their respective organizational documents and all public records as necessary to change their entity names to new names unrelated to the Brand, the trademarks included in the Business Intellectual Property and all other trade names, service marks, brand names and other designations of origin included in the Business Intellectual Property.

(d)    Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Business prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.

7.2    Access to Purchased Assets.

(a)    During the Pre-Closing Period, Seller shall, and shall cause the Seller Subsidiaries to, continue to provide Buyer and its Representatives with all documents, materials and information reasonably requested by Buyer and reasonable access to the Purchased Assets in order for Buyer to confirm the satisfaction of the Closing conditions set forth in Section 9.2(a). To the extent not already provided to Buyer within ten (10) Business Days prior to the date hereof, Seller will during the Pre-Closing Period, at Buyer’s option, either (i) deliver three (3) 750ml samples of each item of bulk or bottled Product Inventory to Buyer or (ii) provide an opportunity for Buyer to obtain samples of any items of bulk Product Inventory directly from the applicable tanks. All access pursuant to this Section 7.2(a) shall be (A) conducted during normal business hours upon reasonable advance notice to the Seller Parties, (B) conducted in such a manner as not to interfere unreasonably with the normal operations of the Business or any other business of the Seller Parties, (C) coordinated through Garth Hankinson or a designee thereof and (D) conducted at Buyer’s sole cost and expense, and the Seller Parties shall have the right to have one or more of their Representatives present at all times during any access contemplated by this Section 7.2(a). Notwithstanding anything in this Agreement to the contrary, during the Pre-Closing Period, the Seller Parties shall not be required to provide access to or disclose information where such access or disclosure would, in the Seller Parties’ reasonable judgment, (1) jeopardize the attorney-client privilege or other immunity or protection from disclosure of any Seller Party, (2) conflict with any (x) Law (including any Law relating to data protection or privacy) or Order applicable to any Seller Party, the Purchased Assets or operation of the Business, (y) Contract to which any Seller Party is party or by which any of the Purchased Assets or other assets or properties of any Seller Party are bound or (z) other obligation of confidentiality, or (3) result in the disclosure of competitively sensitive information; provided, that if any information is withheld pursuant to this sentence, the applicable Seller Party will (x) inform Buyer as to the general nature of what is being withheld and (y) use its commercially reasonable efforts (1) to accommodate any request from Buyer for information pursuant to this Section 7.2 in a manner that does not result in such a violation or waiver or disclosure of competitively sensitive information or (2) to the extent applicable, to obtain the required consent of the relevant third Person to permit such access or disclosure. Notwithstanding anything in this Agreement to the contrary, during the Pre-Closing Period, Buyer and its Affiliates and Representatives shall be permitted to (I) contact any Distributor solely regarding the distribution of Products following the Closing; provided, that (A) Seller shall, for a period of five (5) days after the date hereof, have the right to contact each Distributor prior to Buyer contacting any Distributor, (B) Buyer is only permitted to discuss the distribution of Products following the Closing, and (C) Buyer shall not discuss with any such Distributor any anti-competitive information, any details of the Transaction that would be deemed material and that are not otherwise publicly disclosed, including the status of any regulatory approvals, or any confidential information concerning any existing contractual relationship between any of the Seller Parties and any such Distributor, and (II) with the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), contact any other vendor, supplier or customer of the Business regarding the business or operation of the Business by Buyer following the Closing, in order to, and the Parties shall work collaboratively in good faith to, ensure the smooth transition of the production and distribution of the Products in connection with the consummation of the Transactions; provided that any such contact by Buyer or its Affiliates or Representatives with any such vendor, supplier, Distributor or customer of the Business shall be conducted in a manner that shall not cause any material disruption to the Seller Parties operation of the Business during the Pre-Closing Period or the operation of the Seller Parties’ or their Affiliates respective businesses other than the Business prior to the Closing.

(b)    Any information obtained by Buyer or its Representatives pursuant to Section 7.2(a) shall be deemed to be “Confidential Information” for the purposes of the Transaction Non-Disclosure Agreement and shall be subject to the terms and conditions set forth in the Transaction Non-Disclosure Agreement, including limitations on disclosure and use.

7.3    Notification of Certain Matters.

(a)    During the Pre-Closing Period, each Party shall give prompt notice to the other Party of (i) any fact, event or circumstance known to such Party that individually or taken together with all other facts, events and circumstances known to such Party, has had, or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect (with respect to Seller) or a Buyer Material Adverse Effect (with respect to Buyer), as the case may be, or would cause or constitute a breach of any of such Party’s representations, warranties, covenants or agreements contained herein, (ii) the failure of any condition precedent to such other Party’s obligations hereunder or any occurrence which, to the Knowledge of Seller or the Knowledge of Buyer, as applicable, is reasonably likely to result in any of the conditions set forth in Article IX becoming incapable of being satisfied, (iii) any written notice or other written communication received by such Party from any third party alleging that the consent of such third party is or may be required in connection with the consummation of the Transactions, (iv) any written notice or other written communication from any Governmental Body received by such Party regarding the consummation of the Transactions, or (v) the commencement of any Legal Proceeding against such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.11 (with respect to Seller) or Section 6.6 (with respect to Buyer), as the case may be; provided, however, that (A) the delivery of any notice pursuant to this Section 7.3(a) shall not limit or otherwise affect any remedies available to the other Party, and (B) disclosure by Seller shall not be deemed to amend or supplement the Seller Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

(b)    Notwithstanding anything to the contrary herein, neither Party’s failure to give notice of any occurrence as required pursuant to Section 7.3(a) shall be (i) deemed to be a breach of the covenant contained in Section 7.3(a), but instead shall (if applicable) constitute only a breach of the applicable underlying representation, warranty, covenant or agreement, or (ii) taken into account in determining whether the conditions to Closing set forth in Article IX have been satisfied.

7.4    Efforts to Consummate.

Subject to Section 7.5 and Section 7.6, during the Pre-Closing Period, each of Buyer and Seller shall, and Seller shall cause the Seller Subsidiaries to, use commercially reasonable efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, including satisfaction (but not waiver) of the conditions to the Closing set forth in Article IX.

7.5    Consents.

During the Pre-Closing Period, except as otherwise provided in Section 2.6, each of Buyer and Seller shall use commercially reasonable efforts to give all notices to, and obtain all Consents (which may be conditioned on the consummation of the Transactions) from, all Persons required pursuant to any Assumed Contract; provided, however, that Seller and its Affiliates shall not have any obligation to (a) amend or modify any Contract, (b) pay any consideration to any Person for the purpose of obtaining any such Consent, (c) relinquish or forbear any rights, or agree to any restriction on the conduct of any business or operations or the ownership or exercise of any assets, properties or rights, or (d) pay any costs or expenses of any Person resulting from the process of obtaining such Consent.

7.6    Governmental Approvals; Regulatory Filings.

(a)    Each of the Parties will use commercially reasonable efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to, and the Parties shall work collaboratively to, take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective in the most expeditious manner possible the Transactions, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) taking all actions reasonably necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any third party, including any Governmental Body (which actions will include furnishing all information required under the HSR Act and any other Law relating to antitrust, competition, trade regulation, foreign investment (including the OI Act) or the protection of national security (collectively, “Competition Laws”, provided that in no event shall “Competition Laws” be deemed to include any Law exclusively regarding the regulation of alcoholic beverages) required to be obtained or made by any Party or their Affiliates in connection with the Transactions), and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, the Parties will each use commercially reasonable efforts to, and will work collaboratively to, fulfill all conditions precedent to this Agreement and will not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or to result in not obtaining, any permission, approval or consent from any such Governmental Body or third party required to be obtained prior to the Closing.

(b)    Prior to the Closing, the Parties will keep each other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any Governmental Body, including by working cooperatively in connection with any sales, divestitures or dispositions of assets or businesses if and to the extent undertaken pursuant to the provisions of this Section 7.6. In this regard, prior to the Closing, each Party will promptly consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide to the other Party (or their counsel) copies of) all filings made by such Party with any Governmental Body or any other information supplied by such Party to, or correspondence with, a Governmental Body in connection with this Agreement, excluding any confidential financial and/or personal data of such Party and its officers, directors and owners. Each Party will promptly inform the other Party of, and if in writing, furnish the other Party with copies of (or, in the case of material oral communications, advise the other Party orally of) any communication from any Governmental Body regarding any of the Transactions, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Body. If any Party or any representative of such Party receives a request for additional information or documentary material from any Governmental Body with respect to the Transactions, then such Party will make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request. Buyer will not participate in any meeting with any Governmental Body in connection with this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless it consults with Seller in advance and, to the extent not prohibited by such Governmental Body, gives Representatives of Seller the opportunity to attend and participate in such meeting. Each Party will furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof, but excluding any confidential financial and/or personal data of such Party and its officers, directors and owners) between it and any such Governmental Body with respect to this Agreement, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Body. The Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 7.6 as material for “Clean Team Members only.” Such materials and the information contained therein will be given only to (i) designated employees of the Parties and their affiliates and (ii) outside counsel and experts hired by the Parties and their Affiliates (collectively, “Clean Team Members”) and will not be disclosed by such Clean Team Members to any other directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel; provided that materials provided pursuant to this Section 7.6 may be redacted to remove references concerning the valuation of Seller or Buyer, discussion of the terms or potential terms of the transactions described in this Agreement and the terms of other potential competitive transactions (if any), and otherwise, as necessary to comply with contractual arrangements and as necessary to address reasonable privilege and confidentiality considerations. The terms of the Clean Team Agreement shall be deemed incorporated herein by reference as if set forth herein and, notwithstanding the Closing, the Clean Team Agreement shall continue in full force and effect in accordance with its terms. To the extent that transfers of any permits, licenses and registrations issued by any Governmental Body are required as a result of the execution of this Agreement or the consummation of the Transactions, the Parties will use commercially reasonable efforts to effect such transfers.

(c)    The Parties will use all efforts to, and will work collaboratively to, file, as promptly as practicable but in any event no later than ten (10) Business Days after the date of this Agreement, or such other date requested by any Governmental Body, notifications under the HSR Act, and the Parties will use all efforts to, and will work collaboratively to, file, as promptly as practicable, any other filings or notifications under any other applicable Competition Laws.

(d)    Buyer and Seller agree to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Body or other third party whose consent or approval is sought in connection with the Transactions. Whether or not the Closing occurs, Buyer and Seller agree to share equally the responsibility for all fees and payments (including filing fees and legal and professional fees) to any third party or any Governmental Body in order to obtain any consents, approvals or waivers pursuant to this Section 7.6, other than the fees of and payments to the legal and professional advisors of the individual Parties.

(e)    Buyer and Seller shall not, and shall not permit any of their Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, at any time prior to the Termination Date if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Body necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Body entering an order prohibiting the consummation of the Transactions or (iii) delay the consummation of the Transactions.

(f)    Without limitation of their obligations under this Section 7.6:

(i)    Buyer must: (A) obtain the prior written approval (such approval not to be unreasonably withheld or delayed) of Seller with respect to the form of each application or other filing to be made for the purposes of fulfilling the OIO Condition, and with respect to any post-filing modifications to be made to any such application or other filing; and (B) promptly provide to the OIO all notices, information and documents required for the purpose of fulfilling the OIO Condition;

(ii)    Buyer must: (A) submit its application for consent to the Transactions to the OIO by no later than ten (10) Business Days following the date of this Agreement, or such other date agreed by Buyer and Seller in writing; (B) consult with, and provide information to, Seller concerning any proposed approach by Buyer to the OIO or the content of any material correspondence including providing Seller a copy of the application for consent no later than eight (8) Business Days following the date of this Agreement (and at least two (2) Business Days prior to submission of the application) and copies of all correspondence to and from the OIO other than that which is purely administrative, but excluding any confidential financial and/or personal data of such

Party and its officers, directors and owners and, if necessary, any commercially sensitive material; (C) not resile from or change, with a consequence that might be adverse to its prospects of satisfying the OIO Condition, any of the assurances or other commitments provided by Buyer in or in connection with its application for approval; (D) diligently progress its OIO application (including by responding to the OIO in a fulsome and timely manner, and where applicable in compliance with prescribed timeframes, in respect of all its questions and other correspondence) so as to expedite satisfaction of the OIO Condition; (E) keep Seller fully informed as to progress in procuring the satisfaction of the OIO Condition; and (F) not withdraw its application once submitted to the OIO; and

(iii)    Seller must: (A) provide Buyer with a copy of the draft Vendor Information Form (if necessary, redacted to withhold disclosure of commercially sensitive material) prior to it being submitted to the OIO; (B) on or immediately after the date on which Buyer submits its application to the OIO in connection with the OIO Condition, submit to the OIO a duly completed Vendor Information Form; and (C) provide Buyer with copies of all notices, applications and other documents in connection with the Vendor Information Form and all related material correspondence with the OIO.

(g)    Buyer may not withhold its approval to the terms of any consent, approval or conditions of clearance granted under the OI Act and the OI Regulations if: (A) the terms or conditions imposed are consistent with the OIO standard terms for approval attached as Schedule 7.6(g); or (B) the terms or conditions imposed by such consent arise directly from or relate to performance or fulfilment of plans, intentions or undertakings of Buyer referred to in Buyer’s application for consent.

(h)    Buyer must notify Seller in writing of the fulfilment of the OIO Condition as soon as reasonably practicable after Buyer becomes aware of the fulfilment of the OIO Condition. Any notification delivered in accordance with this Section 7.6(h) must be accompanied by sufficient evidence to reasonably satisfy Seller of the fulfilment of the OIO Condition, including a copy of the consent.

7.7    Books and Records.

Following the Closing, for a period consistent with such Party’s commercially reasonable record retention policies but not less than seven (7) years, each of Buyer and Seller shall use commercially reasonable efforts to (i) give Buyer or Seller, as the case may be, and its Representatives reasonable access to (A) its Representatives, including employees, and (B) to the extent relating to the Business and/or the Purchased Assets and capable of being separated from the Books and Records relating to any other businesses of the Seller Parties without imposing an unreasonable burden or cost on the Seller Parties (unless Buyer agrees to assume any such unreasonable cost), Books and Records and other information with respect to the Business and/or the Purchased Assets relating to periods prior to the Closing, in each case for any reasonable purpose, including as may be necessary for (1) the preparation of Tax Returns and financial statements and (2) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any Legal Proceeding, subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information (including any Competition Laws); and (ii) maintain all such Books and Records in accordance with such Party’s commercially reasonable record retention policies. All access provided pursuant to this Section 7.7 shall be conducted (x) during normal business hours upon reasonable advance notice to the Party providing access, (y) in such a manner as not to interfere unreasonably with the normal operations of the businesses of the Party providing access, and (z) at the accessing Party’s sole cost and expense (including any costs and expenses for making copies of Books and Records), and the Party providing access shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 7.7. Notwithstanding anything in this Agreement to the contrary, neither Buyer nor Seller shall be required to provide any access or disclose any information where such access or disclosure would, in the reasonable judgment of the Party otherwise required to provide such access or disclosure, (I) jeopardize the attorney-client privilege or other immunity or protection from disclosure of the Party otherwise required to provide such access or disclosure, (II) conflict with any (x) Law (including any Law relating to data protection or privacy) or Order applicable to the Party otherwise required to provide such access or disclosure or the assets, information or operation of the businesses of the Party otherwise required to provide such access or disclosure, (y) Contract to which the Party otherwise required to provide such access or disclosure is party or by which any of the assets or properties of the Party otherwise required to provide such access or disclosure is bound or (z) other obligation of confidentiality, or (III) result in the disclosure of competitively sensitive information; provided, that if any information is withheld pursuant to this sentence, the applicable Party will (x) inform the accessing Party as to the general nature of what is being withheld and (y) use its commercially reasonable efforts (1) to accommodate any request from the accessing Party for information pursuant to this Section 7.7 in a manner that does not result in such a violation or waiver or disclosure of competitively sensitive information or (2) to obtain the required consent of the applicable third Person to permit such access or disclosure. Notwithstanding the foregoing, (x) if the Parties are in an adversarial relationship in any Legal Proceeding, the furnishing of information, documents or records in accordance with this Section 7.7 shall be subject to any applicable rules relating to discovery and (y) any and all such Books and Records may be destroyed by a Party if such destroying Party sends to the other Party written notice of its intent to destroy such Books and Records, specifying in reasonable detail the contents of the Books and Records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the other Party notifies the destroying Party that such other Party desires to obtain possession of such Books and Records, in which event the destroying Party shall transfer such Books and Records to such requesting party and such requesting Party shall pay all reasonable out-of-pocket expenses of the destroying Party in connection therewith.

7.8    Post-Closing Cooperation.

After the Closing Date, each Party shall provide the other Party, at such other Party’s cost and expense, with such reasonable assistance as may be requested by such other Party in connection with any Legal Proceeding or audit of any kind or nature whatsoever or the preparation of any response, demand, inquiry, filing, disclosure or the like (including any Tax Return or form) relating to the Purchased Assets, the Assumed Liabilities or the Business.

7.9    Confidentiality.

The terms of the Transaction Non-Disclosure Agreement shall be deemed incorporated herein by reference as if set forth herein and, notwithstanding the Closing, the Transaction Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms except that upon the Closing, Buyer’s obligations thereunder with respect to “Confidential Information” (as such term is defined in the Transaction Non-Disclosure Agreement), to the extent relating to the Business, shall terminate. With respect to Confidential Information that does not relate to the Business, such Confidential Information shall remain subject to the terms and conditions of the Transaction Non-Disclosure Agreement. With respect to Representatives of Buyer that, prior to the Closing, were Representatives of Seller, nothing in this Section 7.9 shall vitiate such Representative’s confidentiality obligations owed to Seller as a consequence of such Representative’s former employment with Seller.

7.10    Further Assurances.

From time to time after the Closing Date, each Party shall, and shall cause its controlled Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer or assumption and take such further actions reasonably requested to carry out the provisions of this Agreement and give effect to the Transactions. Without limiting the generality of the foregoing, in the event that (a) Buyer or Seller discovers following the Closing that any asset that was intended to be transferred pursuant to this Agreement was not transferred at the Closing, Seller shall or shall cause its Affiliates promptly to assign and transfer to Buyer all right, title and interest in such asset for no additional consideration, (b) Buyer or Seller discovers following the Closing that any asset that was not intended to be transferred pursuant to this Agreement was transferred at the Closing, Buyer shall promptly assign and transfer to Seller or Seller’s designated Seller Subsidiary all right, title and interest in such asset for no additional consideration, (c) Seller or any of its Affiliates receives any funds following the Closing that relate to a Purchased Asset, Seller shall or shall cause its Affiliates promptly to remit such funds to Buyer and (d) Buyer or any of its Affiliates receives any funds following the Closing that relate to an Excluded Asset, Buyer shall or shall cause its Affiliates promptly to remit such funds to Seller or Seller’s designated Seller Subsidiary.

7.11    Bulk Sales Laws.

The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

7.12    Distributors; Distributor Indemnifications.

(a)    The Parties hereby acknowledge and agree that none of the distribution agreements currently in effect between the Seller Parties and their respective Distributors are included in the Assumed Contracts and no such distributor agreements shall be assigned or transferred to Buyer, in whole or in part, hereunder. During the Pre-Closing Period, neither Seller nor any of the Seller Subsidiaries (nor any third party acting at Seller’s or any Seller Subsidiary’s direction or with their consent) shall deliver any notices to their respective Distributors withdrawing any products sold under the Brand from distribution under the relevant distribution agreements or otherwise terminating such Distributors’ rights to distribute such products under such agreements. Promptly following the Closing, Seller and the Seller Subsidiaries shall notify their respective Distributors of the closing of the Transactions and shall cooperate with Buyer and provide instructions to their Distributors as reasonably requested by Buyer to facilitate the transfer of the products sold under the Brand into Buyer’s distribution network. The Parties hereby acknowledge and agree that Buyer will be permitted to and will be solely responsible for entering into its own distribution agreements or other arrangements with distributors of Buyer’s choosing with respect to the distribution of the products sold under the Brand following the Closing.

(b)    In the event that Buyer elects to appoint a new distributor to distribute products sold under the Brand in any territory post-Closing that is different than the Distributor appointed by Seller to distribute such product in such territory prior to the Closing, and Buyer seeks an indemnity from such new distributor for itself against any liability to Seller’s former Distributor of such products in such territory, then Buyer shall either (i) ensure that any such indemnity extends equally to Seller and its Affiliates and that Seller and its Affiliates are made express third party beneficiaries of such indemnity, or (ii) to the extent such indemnity does not so extend equally, itself indemnify, defend and hold harmless Seller and its Affiliates from and against any and all Losses resulting or arising from any liability to Seller’s former Distributor of such products in such territory, provided, that in no event shall Buyer be required to indemnify, defend or hold harmless Seller or any of its Affiliates from and against any Losses resulting or arising from Seller’s or any of its Affiliate’s actions, including, without limitation, arising in connection with any Products manufactured, sold, distributed, shipped or licensed by the Business prior to the Closing, or any services rendered by any Seller Party in connection with the Business.

7.13    Other Regulatory Matters.

(a)    Each Seller Party shall cooperate with and provide reasonable assistance to Buyer in connection with the transfer or re-issuance of any Permit, including signing transfer applications, “use up” letters for labels and permit termination forms. Effective as of the Closing, each Seller Party grants to Buyer the limited right to sell all finished goods Inventory that is labeled with any name or trademark of such Seller Party as of the Closing Date and to use up all labels and other packaging materials included in the Inventory bearing any name or trademark of such Seller Party.

(b)    Each Seller Party shall provide such “use up” authorizations as may be required to enable Buyer to register and sell the Brand using labels bearing such Seller Party’s name and address. To the extent required for Buyer to conduct the Business, each Seller Party shall maintain its existing label and Brand registrations and price postings with respect to the Brand and shall cooperate with Buyer in connection with Buyer’s commercially reasonable efforts to make and obtain Buyer’s label approval, brand registrations and price postings with respect to the Brand, in each case, until the earlier to occur of (i) the date on which Buyer’s label approval, Brand registration and price postings are completed with respect to the Brand, or (ii) the six-month anniversary of the Closing Date.

(c)    The Purchase Price for the Purchased Assets is plus New Zealand excise duty (if any) and Buyer will fully indemnify Seller for any New Zealand excise duty liability that is incurred on or in connection with the sale, shipment or delivery of any of the Purchased Assets to Buyer or Buyer’s Affiliate (as applicable).

7.14    Intellectual Property.

The Seller Parties shall not, themselves or through any third party: (a) at any time after the Closing Date, for so long as any item of Business Intellectual Property remains valid and enforceable, challenge the validity, enforceability, ownership, scope, or effectiveness of such item of Business

Intellectual Property or Buyer’s rights with respect to such item of Business Intellectual Property; (b)(i) at any time after the Closing Date, use, apply for or register any trademark, service mark, trade name, trade dress, label design or package design that is identical to any item of Business Intellectual Property, or (ii) for a period of seven (7) years after the Closing Date, use, apply for or register any trademark, service mark, trade name, trade dress, label design or package design that is confusingly similar to any item of Business Intellectual Property, in the case of clauses (i) and (ii), for so long as any such item of Business Intellectual Property that is a trademark, service mark, trade name, trade dress, label design or package design remains valid and enforceable, provided, that the Parties agree that with respect to any Legal Proceeding arising out of or relating to this clause (b)(ii), the standard to be applied in determining whether such trademark, service mark, trade name, trade dress, label design or package design is confusingly similar to any such item of Business Intellectual Property shall be the same as that applied under the federal laws of the United States with respect to such matters, and such standard shall not be affected in any manner by the inclusion of this clause (b)(ii) in this Agreement; or (c) at any time after the Closing Date, use any image, design and/or other artwork, name or reference on any trade dress, packaging materials, media, advertising and/or marketing or other material(s) that would be reasonably viewed as portraying, depicting, referencing or implying a relationship with the Brand, the Business or the Purchased Assets, and Seller and the other Seller Parties will remove, no later than the Closing Date, any such image, design and/or other artwork, name or reference from any of their trade dress, packaging materials, media, advertising and/or marketing and other materials, including without limitation websites, digital and social media. The Seller Parties hereby irrevocably waive any moral rights each may claim or have appurtenant to the Business Intellectual Property. The Seller Parties further covenant and agree that they will not at any time prior to, or for a period of twenty-four (24) months following the Closing Date, disparage or defame the Brand, the Business or any Purchased Assets through any public announcements, press releases, investors calls or similar corporate communications directed or approved by an executive officer of Seller; provided, that for the avoidance of doubt, the foregoing covenant shall not apply to any communication that is not a corporate communication directed or approved by an executive officer of Seller, including any statements made by any Seller Party’s salespersons or other non-executive employees to any Person that compares the products of any Seller Party or Affiliate thereof favorably to any Product or is otherwise in the nature of a statement any salesperson or other non-executive employee might make regarding a competitor or its products.

7.15    No Solicitation.

During the Pre-Closing Period, except in connection with the Transactions, Seller shall not, and shall cause the other Seller Parties and its and their respective Affiliates and Representatives not to, directly or indirectly, (a) solicit or initiate or induce or encourage, or take any other action to facilitate, any Alternative Transaction or any inquiry or proposal that would reasonably be expected to lead to an Alternative Transaction, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information in furtherance of, or otherwise cooperate in any way in furtherance of, any Alternative Transaction or any inquiry or proposal that would reasonably be expected to lead to an Alternative Transaction, or (c) approve, endorse, recommend, execute or enter into any Contract, letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or merger, acquisition or similar agreement constituting, contemplating or otherwise relating to any Alternative Transaction or any inquiry or proposal that could reasonably be expected to lead to an Alternative Transaction. For the avoidance of doubt, it is understood and agreed that the foregoing shall not prohibit any of the Seller Parties or their respective Affiliates or Representatives from responding to inquiries by any Person about a possible Alternative Transaction in order to inform such Person of the existence of the obligations contained in this Section 7.15; provided, that Seller shall promptly notify Buyer of the receipt by any of the Seller Parties or, to Seller’s Knowledge, their respective Affiliates or Representatives, of any inquiry or proposal relating to an Alternative Transaction in respect of the Purchased Assets or the Brand, which notice shall identify the Purchased Assets that are the subject of such inquiry or proposal, and, to the extent not prohibited by a confidentiality agreement in place on or before the date hereof, Seller shall (x) promptly notify Buyer of the material terms thereof and the identity of the person or group involved, (y) promptly furnish Buyer with a copy of any written inquiry, proposal or other information relating to such Alternative Transaction, and (z) keep Buyer informed on a current basis of any modifications to such inquiry, proposal or other information.

7.16    Shared Contracts and Assigned Portions of the Shared Contracts.

(a)    In order to complete the transfer of the Assigned Portions of the Shared Contracts to Buyer or its designated Affiliates, Seller shall notify, or cause the applicable Seller Subsidiaries to notify, the counterparties of the Shared Contracts of the transfer of the Assigned Portions of the Shared Contracts by Seller or a Seller Subsidiary to Buyer or its designated Affiliate, and Seller and Buyer shall each use their respective commercially reasonable efforts to obtain the cooperation of each counterparty to a Shared Contract so that, as of the Closing Date or the earliest practicable time thereafter, with the concurrence and consent of such counterparty, each Shared Contract shall be divided into two (2) Contracts so that Buyer or its designated Affiliate receives the benefit of the portion of the Shared Contract pertaining to the Business (the “Assigned Portion of the Shared Contract”) and assumes the obligations of the respective Seller Party associated with the Assigned Portion of the Shared Contract, and the respective Seller Party remains entitled to receive the benefit of the balance of the Shared Contract and remains liable to perform its obligations under the balance of the Shared Contract, and the respective Seller Party is released from its obligations attributable to the Assigned Portion of such Shared Contract; provided that in no event shall any Seller Party or Buyer be obligated to pay any fee or provide any confidential financial statements to any such counterparty in order to obtain any such concurrence and consent; provided, further, that Seller and Buyer shall each use their commercially reasonable efforts to ensure that the Assigned Portions of the Shared Contracts (i) reflect the portions of the Shared Contracts used by the Business in the ordinary course of business consistent with the Seller Parties’ past practices, (ii) are in quantities appropriate for the Business as conducted as of the date of this Agreement, and (iii) in the case of any Shared Contracts that are grape contracts, are based upon vineyard blocks used by the Business in the ordinary course of business consistent with the Seller Parties’ past practices. Buyer and Seller shall act in good faith and reasonably cooperate in connection with such process of dividing each Shared Contract (including the joint determination of the portion of the Shared Contract pertaining to the Business and the allocation of Seller’s and Buyer’s respective rights and obligations under the Shared Contract). If a Shared Contract includes schedules or statements of work that pertain exclusively to the Business or are otherwise easily separable into a portion of such Shared Contract that exclusively pertains to the Business, such schedules or statements of work or other easily separable portions exclusively related to the Business shall be the Assigned Portion of the Shared Contract and, if a Shared Contract is not easily separable in such manner, the Assigned Portion of the Shared Contract shall be determined based on the historical allocation of the goods or services provided to or received by the Business under such Shared Contract.

(b)        With respect to any Shared Contract for which such concurrence and consent of the counterparty is not obtained prior to the Closing Date or which cannot be separated in the manner described in Section 7.16(a) (a “Joint Contract”), then, until such time as such Joint Contract may be divided into two (2) Contracts as provided in Section 7.16(a), the respective Seller Party will, for the purposes of the relationship with the counterparty to such Joint Contract, remain the party to the Joint Contract, and the Parties will, for the purposes of the relationship between themselves, behave and treat each other as if the Assigned Portion of the Shared Contract of such Joint Contract had effectively been assigned to and assumed by Buyer or its designated Affiliate on and as of the Closing Date, so that Buyer or its designated Affiliate shall receive from the Seller Party the benefits of the Assigned Portion of the Shared Contract, and Buyer or its designated Affiliate shall perform the obligations of the respective Seller Party related to the Assigned Portion of the Shared Contract.

(c)        In addition to their other obligations under this Section 7.16 and under Section 2.6, during the Pre-Closing Period, when seeking to obtain any Consent required to assign any Assumed Contract set forth on Schedule 7.16(c) and when dividing any Shared Contract set forth on Schedule 7.16(c), Buyer and Seller shall use commercially reasonable efforts, and shall cooperate with each other in good faith, to negotiate a reduction in the duration of the term of such Assumed Contract or Shared Contract (including the Assigned Portion of such Shared Contract), as the case may be.

(d)        Notwithstanding anything to the contrary herein, during the Pre-Closing Period, the Seller Parties will not execute any new Contracts with the counterparties to the Contracts and expired contracts set forth on Schedule 7.16(d) for the goods or services to which such Contracts or expired contracts relate, without the prior written consent of Buyer, and no Seller Party shall be obligated to execute any such new Contract unless Buyer agrees in writing that such new Contract shall be treated as an Assumed Contract for all purposes under this Agreement.

7.17      Contracting Out NZ.

The Parties acknowledge for the purposes of section 5D of the Fair Trading Act 1986 (NZ) that: (a) the Purchased Assets are both supplied and acquired in trade; (b) the Parties are in trade; (c) the Parties agree to contract out of sections 9, 12A, 13 and 14(1) of the Fair Trading Act 1986 (NZ) with respect to this Agreement or any matters, information, representations or circumstances covered by this Agreement; (d) it is fair and reasonable that the Parties are bound by this Section 7.17; and (e) the Parties have each been able to fully negotiate the terms of this Agreement, and have each been represented by and received external advice during the negotiations leading to this Agreement.

ARTICLE VIII

TAXES AND COSTS; APPORTIONMENTS.

8.1        Transaction Costs.

Except as otherwise provided in this Agreement, each Party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement and the Transaction Documents, including attorneys’ and accountants’ fees and expenses, whether or not the Closing shall have occurred.

8.2      Prorations and Other Adjustments.

To the extent not otherwise prorated or adjusted pursuant to this Agreement, the Parties shall prorate between Seller and Buyer, as of the Closing on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to (but not including) the Closing Date, those items set forth on Schedule 8.2. Seller shall have a period of ninety (90) days following the Closing to provide Buyer with a final reconciliation. If the final reconciliation shows that Buyer or Seller owes the other additional sums, the Party owning such sums shall pay such amount to the other Party within ten (10) days after Buyer’s receipt of the final reconciliation. If the amount of any proration cannot be determined at the Closing, the adjustments will be made at the Closing based on the best available information and then re-prorated between the Parties in accordance with the final reconciliation provided above.

8.3      New Zealand GST.

(a)        In this Section 8.3, a word or expression defined in the GST Act has the meaning given to it in the GST Act, unless the context otherwise requires.

(b)        Without limiting any other Section in this Agreement, the Parties acknowledge for GST purposes that, at the date this Agreement is entered into (i) the Purchase Price is payable in accordance with this Agreement for the supply of the Purchased Assets plus GST (if any), (ii) to the extent that the Purchased Assets are Business Intellectual Property that is supplied to Buyer or an Affiliate of the Buyer designated in accordance with Section 2.1 and 2.5 that (within the meaning of the GST Act) is not resident in New Zealand and is outside New Zealand at Closing, the supply of such assets will be zero-rated in accordance with section 11A(1) of the GST Act, subject to Sections 8.3(i) and (j), (iii) to the extent that the supply of the Purchased Assets is (in whole or in part) not a supply zero-rated in accordance with Section 8.3(b)(ii), such supply (the “Standard Rated Supply”) is a taxable supply on which GST is charged at the rate of 15%, and (iv) the amount of GST chargeable with respect to the Standard Rated Supply, being an amount equal to the GST Component, will be payable by Buyer or its relevant Affiliate to the relevant Seller Subsidiary in addition to that amount of the GST exclusive Purchase Price attributable to the Purchased Assets included in the Standard Rated Supply.

(c)        Buyer, on behalf of itself and its Affiliates, and any relevant Seller Subsidiary each warrant to the other that they will be a registered person under the GST Act on the Closing Date.

(d)        The relevant Seller Subsidiary will issue a tax invoice to Buyer or its relevant Affiliate in respect of the Standard Rated Supply on the Closing Date (all monetary amounts in such tax invoice to be expressed in New Zealand dollars in accordance with section 77 of the GST Act, with the Purchase Price converted to New Zealand dollars at the Exchange Rate).

(e)        Buyer or its relevant Affiliate will pay the GST Component by procuring that the benefit of its GST Refund in respect of the tax invoice issued under Section 8.3(d) is transferred by the Commissioner to the GST account of the relevant Seller Subsidiary as evidenced by written confirmation from the Commissioner that the transfer has occurred, such written confirmation to be received by the relevant Seller Subsidiary no later than the GST Date (the “GST Transfer”). Seller and each relevant Seller Subsidiary will co-operate with Buyer (and Buyer’s duly authorized agents and Affiliates) to the extent reasonably necessary to allow that process to be completed.

(f)        Where and to the extent that the GST Transfer (i) has not occurred on or before the GST Date, or (ii) is for an amount that is less than the GST Component, then Buyer or its relevant Affiliate will pay an amount equal to the shortfall in New Zealand dollars (the “GST Shortfall”) to the relevant Seller Subsidiary no later than the GST Payment Date.

(g)        If Buyer or its relevant Affiliate is unable to pay the relevant Seller Subsidiary any amount of the GST Shortfall (if applicable) on or before the GST Payment Date (the “Unpaid Amount”), Buyer or its relevant Affiliate will be liable to pay to the relevant Seller Subsidiary Default GST (if applicable) in New Zealand dollars in addition to the Unpaid Amount.

(h)        The relevant Seller Subsidiary shall not be obliged to pay any GST or Default GST to the Commissioner or to take any steps to minimize the liability in respect of such GST and/or Default GST until a corresponding payment is received in full from Buyer or its relevant Affiliate.

(i)        If and to the extent that Section 8.3(b)(ii) applies in respect of the supply of Business Intellectual Property under this agreement (i) the parties acknowledge and agree that the Buyer or its relevant Affiliate shall purchase and acquire such Business Intellectual Property from the relevant Seller Subsidiary and shall be liable to pay the relevant proportion of the Purchase Price attributable to such Business Intellectual Property to the relevant Seller Subsidiary, and (ii) Buyer warrants and procures that any relevant Affiliate of the Buyer warrants to each of Seller and the relevant Seller Subsidiary that the Buyer or its relevant Affiliate is not resident in New Zealand under the GST Act and is outside New Zealand at Closing.

(j)        If the Commissioner subsequently determines that any supply referred to in Section 8.3(b)(ii) was incorrectly zero-rated, (i) Buyer or the relevant Affiliate of the Buyer must pay to the relevant Seller Subsidiary an amount equal to the GST charged in respect of that supply, together with an amount equal to any Default GST charged in respect of that supply, in addition to that amount of the GST exclusive Purchase Price attributable to that supply and immediately upon demand being made by the relevant Seller Subsidiary, and (ii) Buyer shall fully and effectively indemnify Seller and the relevant Seller Subsidiary for any reasonable out of pocket advisor or other incidental costs incurred by Seller or the relevant Seller Subsidiary in connection with the matter.

(k)        For the avoidance of doubt, the provisions of this Section 8.3 are intended to be for the benefit of, and directly enforceable by, the relevant Seller Subsidiary.

(l)        In this Section 8.3, (i) Commissioner means the New Zealand Commissioner of Inland Revenue, (ii) Default GST means any additional GST, penalty, interest or other sum levied against relevant Seller Subsidiary under the GST Act or the Tax Administration Act 1994 (NZ) by reason of the non-payment or late payment by the relevant Seller Subsidiary of any GST in respect of a supply made under this Agreement, but does not include any such sum levied against the relevant Seller Subsidiary by reason of a default by the relevant Seller Subsidiary after payment in full by Buyer or its relevant Affiliate to the relevant Seller Subsidiary of any GST (and any Default GST) that had been payable in relation to that supply, (iii) Exchange Rate means a USD:NZD exchange rate quoted by Westpac New Zealand Limited at 12pm on the Closing Date, (iv) GST Component means the New Zealand dollar equivalent of the GST chargeable on the Standard Rated Supply, such

New Zealand dollar equivalent to be determined using the Exchange Rate, (v) GST Date means the day that is five working days before the relevant Seller Subsidiary is required to account for GST in respect of the supply to which the tax invoice issued under Section 8.3(d) relates, (vi) GST Payment Date means the day that is two working days before the relevant Seller Subsidiary is required to account for GST in respect of the Standard Rated Supply to which the tax invoice issued under Section 8.3(d) relates, and (vii) GST Refund means a refund of GST (if any) or credit to the value of the GST Component, for the taxable period in which the Standard Rated Supply is made to Buyer or its relevant Affiliate, to which Buyer or its relevant Affiliate is entitled under the GST Act.

ARTICLE IX

CONDITIONS TO THE CLOSING.

9.1      Condition to Each Party’s Obligations.

The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction (or waiver in writing by both Buyer and Seller), at or prior to the Closing, of the following conditions:

(a)        the Nobilo Approval shall have been obtained; and

(b)        the transactions contemplated by the Amended and Restated APA shall have been consummated, or are ready to be consummated substantially concurrently with the Closing in accordance with the terms of the Amended and Restated APA.

9.2      Other Conditions to the Obligations of Buyer.

The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction (or waiver in writing by Buyer) of each of the following conditions at or prior to the Closing:

(a)        Each representation and warranty of Seller contained in Article V (disregarding any qualifications and exceptions contained therein relating to materiality, Business Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such date;

(b)        Seller shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date (disregarding any qualifications and exceptions contained therein relating to materiality, Business Material Adverse Effect or any similar qualification or exception);

(c)        Seller shall have delivered to Buyer all of the items required by Section 4.2;

(d)        Buyer shall have received evidence in form and substance satisfactory to Buyer that all of the Encumbrances set forth on Schedule 9.2(d) with respect to the Purchased Assets have been released; and

(e)        During the Pre-Closing Period, there shall have been no Business Material Adverse Effect.

9.3      Other Conditions to the Obligations of Seller.

The obligations of Seller to consummate the Transactions shall be subject to the satisfaction (or waiver in writing by Seller) of each of the following conditions at or prior to the Closing:

(a)        Each representation and warranty of Buyer contained in Article VI (disregarding any qualifications and exceptions contained therein relating to materiality, Buyer Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such date;

(b)        Buyer shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date (disregarding any qualifications and exceptions contained therein relating to materiality, Buyer Material Adverse Effect or any similar qualification or exception); and

(c)        Buyer shall have delivered to Seller all of the items required by Section 4.3.

9.4      Frustration of Closing Conditions.

No Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to use the efforts required pursuant to this Agreement to cause the Closing to occur, including as required by Section 7.4, Section 7.5 and Section 7.6.

ARTICLE X

TERMINATION.

10.1    Termination.

At any time prior to the Closing, this Agreement may be terminated and the Transactions abandoned as follows (and the Party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give written notice of such termination to the other Party setting forth a brief description of the basis on which it is terminating this Agreement):

(a)        by the mutual written consent of Buyer and Seller;

(b)        by either Buyer or Seller, if the Closing shall not have occurred within ninety (90) days after the consummation of the transactions contemplated by the Amended and Restated APA or such other date that Buyer and Seller may agree upon in writing (the “Initial Termination Date” and, as such date may be extended pursuant to this Section 10.1(b), the “Termination Date”); provided, however, that, if on the Initial Termination Date all of the conditions necessary to consummate the Transactions have been satisfied or waived other than the condition set forth in Section 9.1(a), then the Initial Termination Date shall be automatically extended for an additional thirty (30) days after the Initial Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to Buyer or Seller, as the case may be, if (i) a material breach of this Agreement by such Party has resulted in the failure of the Closing to occur before the Termination Date, or (ii) all conditions to the obligations of the Parties set forth in Article IX have been satisfied or waived (except those conditions that by their nature are to be satisfied or waived at the Closing) and the Parties are within the ten (10) Business Day period set forth in Section 4.1;

(c)        by either Buyer or Seller, if (i) there shall be any Law enacted, promulgated or issued by any Governmental Body that makes consummation of the Closing illegal or otherwise prohibited or (ii) any Governmental Body shall have issued an Order permanently enjoining the Transactions, and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 10.1(c) shall have used the efforts required by Section 7.4 and Section 7.6 to contest and remove such Law or Order;

(d)        by Buyer, if (i) there shall have been a breach by Seller of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 9.1 or Section 9.2 to be satisfied, (ii) Buyer is not then in material breach of any provision of this Agreement and (iii) such breach by Seller (A) shall not have been waived by Buyer or cured on or prior to the earlier of (1) the Termination Date and (2) thirty (30) days after receipt by Seller of written notice of such breach from Buyer, and (B) in the case of the foregoing clause (A)(2), cannot be cured prior to the Termination Date;

(e)        by Seller, if (i) there shall have been a breach by Buyer of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 9.1 or Section 9.3 to be satisfied, (ii) Seller is not then in material breach of any provision of this Agreement and (iii) such breach by Buyer (A) shall not have been waived by Seller or cured on or prior to the earlier of (1) the Termination Date and (2) thirty (30) days after receipt by Buyer of written notice of such breach from Seller, and (B) in the case of the foregoing clause (A)(2), cannot be cured prior to the Termination Date; or

(f)        by either Buyer or Seller if the Amended and Restated APA shall have been terminated in accordance with the terms thereof.

10.2    Effect of Termination.

In the event of the termination of this Agreement in accordance with Section 10.1:

(a)        this Agreement shall forthwith become null and void (except for this Section 10.2 (Effect of Termination), Section 7.9 (Confidentiality) and Article XII (Miscellaneous), each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms); and

(b)        there shall be no Liability of any kind on the part of Buyer or Seller or any of Buyer’s or Seller’s former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers or members; provided, however, that termination pursuant to Section 10.1 shall not relieve either Party from such Liability (i) pursuant to the Sections specified in Section 10.2(a) that survive termination or (ii) for any willful (in the sense that such action was both intentional and known to be a violation of this Agreement) and material breach of this Agreement prior to such termination.

ARTICLE XI

SURVIVAL AND INDEMNIFICATION.

11.1        Survival.

The representations and warranties set forth in Articles V and VI shall survive the Closing but shall terminate and be of no further force or effect on the eighteen (18) month anniversary of the Closing Date (the “Survival Termination Date”), unless a claim notice is duly given pursuant to Section 11.6 prior to the Survival Termination Date; provided that the Survival Termination Date for breaches of representations and warranties contained in (a) Sections 5.1, 5.2, 5.4, 5.7(a), 5.8, 5.17 and 5.18 (collectively, the “Seller Fundamental Representations”), (b) Section 5.12(a) and the first sentence of Section 5.12(g), and (c) Sections 6.1, 6.2, 6.4, 6.8, 6.9 and 6.10 (collectively, the “Buyer Fundamental Representations”) shall terminate on the sixtieth (60th) day after the date on which all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) with respect to potential claims related to the applicable subject matter of such Seller Fundamental Representations, Buyer Fundamental Representations, or the representations and warranties set forth in Section 5.12(a) and the first sentence of Section 5.12(g), as the case may be, shall have expired. All covenants of the Parties that by their terms contemplate performance after the Closing Date shall survive the Closing Date for the periods set forth therein or, if no time period for performance is contemplated, shall survive indefinitely following the Closing.

11.2    Indemnification by Seller.

(a)        From and after the Closing Date and subject to the provisions of this Article XI, Buyer and its Affiliates and their respective its directors, officers, managers, employees, equity holders, agents, attorneys, representatives, successors and permitted assigns, as applicable (collectively, the “Buyer Indemnified Parties”) shall be entitled to be indemnified and held harmless by Seller from and against any and all Losses incurred by any Buyer Indemnified Party resulting or arising from (i) any failure by Seller to perform or comply with any covenant or agreement in this Agreement or any Closing Document, (ii) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or any Closing Document, whether or not known by Buyer at Closing, (iii) with the exception of the Assumed Liabilities, any Third Party Claim based upon, resulting from or arising out of the conduct of the Business, the ownership or operation of the Purchased Assets, or the sale of products and services relating to the Business by the Seller Parties prior to the Closing Date, or (iv) any Excluded Asset or Excluded Liability, including any Environmental Liability or Employee Liability, regardless of whether or not the Seller Disclosure Schedule discloses any such Excluded Asset or Excluded Liability; provided that for purposes of this Section 11.2, the representations and warranties of Seller in this Agreement and the Closing Documents shall be deemed to have been made without any qualifications as to knowledge or materiality and, accordingly, all references herein and therein to “knowledge,” “Business Material Adverse Effect,” “material,” “in all material respects” and similar qualifications as to knowledge and materiality shall be deemed to be deleted therefrom (except (x) where any such provision requires disclosure of lists of items of a material nature or above a specified threshold, (y) with respect to any knowledge qualifier, where it relates to any “threatened” act or circumstance or to the compliance by any third party with any obligation owed to a Seller Party under any Contract or otherwise or (z) with respect to the knowledge qualifiers set forth in Section 5.12(g) relating to the Licensed IP only), provided, further, that to the extent that any materiality or knowledge qualified representation or warranty is deemed to be breached by Seller solely as the result of the application of the proviso immediately preceding this proviso, such breach will not constitute or give rise to a claim of Fraud, for purposes of this Article XI or otherwise.

(b)        Notwithstanding anything in this Agreement to the contrary, Seller shall not be liable for any Loss or Losses resulting from any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement other than the Seller Fundamental Representations pursuant to Section 11.2(a)(ii) (“Buyer Warranty Losses”):

(i)        unless and until the aggregate amount of all Buyer Warranty Losses incurred by the Buyer Indemnified Parties exceeds an amount equal to one percent (1.0%) of the Base Purchase Price (the “Deductible”), and then only to the extent that such Buyer Warranty Losses exceed the Deductible; provided that the limitation in this Section 11.2(b)(i) shall not apply to any claims resulting from any inaccuracy in or breach of any representation or warranty made by Seller in Section 5.12(a) and the first sentence of Section 5.12(g);

(ii)        with respect to any individual claim or series of claims having the same nature or origin where the Buyer Warranty Losses relating thereto are less than Twenty-Five Thousand Dollars ($25,000) and any such Buyer Warranty Losses shall not be counted or aggregated for purposes of determining whether the Buyer Indemnified Parties have incurred Losses in excess of the Deductible; provided that the limitation in this Section 11.2(b)(ii) shall not apply to any claims resulting from any inaccuracy in or breach of any representation or warranty made by Seller in in Section 5.12(a) and the first sentence of Section 5.12(g); and

(iii)        to the extent that Buyer Warranty Losses, in the aggregate, exceed (A) an amount equal to ten percent (10.0%) of the Base Purchase Price with respect to any representations or warranties other than the representations and warranties set forth Section 5.12(a) and the first sentence of Section 5.12(g) (the “Cap”), or (B) an amount equal to the Purchase Price minus the aggregate value of the Inventory, as set forth in the Appraisal Report, with respect to any representations or warranties of Seller set forth in Section 5.12(a) and the first sentence of Section 5.12(g).

(c)        Notwithstanding anything in this Agreement to the contrary, nothing contained in Section 11.2(b) shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at Law, in equity or otherwise, based on claims arising out of Fraud.

(d)        Notwithstanding the foregoing limitations in Section 11.1 and this Section 11.2, Seller will indemnify Buyer for the full amount of any claims relating to any Seller Parties’ failure to timely file any required reports and excise tax documents with the Alcohol and Tobacco Tax and Trade Bureau (the “TTB”), the California Department of Alcoholic Beverage Control or Board of Equalization (the “BOE”) or to timely pay any federal excise taxes to the TTB and state taxes to the BOE with respect to operations of the Business prior to the Closing Date.

11.3    Indemnification by Buyer.

(a)        From and after the Closing Date and subject to the provisions of this Article XI, the Seller Parties and their Affiliates and each of their respective directors, officers, managers,

employees, equity holders, agents, attorneys, representatives, successors and permitted assigns, as applicable (collectively, the “Seller Indemnified Parties” and together with Buyer Indemnified Parties, the “Indemnified Parties”) shall be entitled to be indemnified and held harmless by Buyer from and against any and all Losses incurred by any Seller Indemnified Party resulting or arising from (i) any failure by Buyer to perform or comply with any covenant or agreement in this Agreement or any Closing Document, (ii) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or any Closing Document, (iii) any Assumed Liability, or (iv) with the exception of the Excluded Liabilities, any Third Party Claim based upon, resulting from or arising out of the conduct of the Business, the ownership or operation of the Purchased Assets, or the sale of products and services relating to the Business on and after the Closing Date; provided that for purposes of this Section 11.3, the representations and warranties of Buyer in this Agreement and the Closing Documents shall be deemed to have been made without any qualifications as to knowledge or materiality and, accordingly, all references herein and therein to “knowledge,” “Buyer Material Adverse Effect,” “material,” “in all material respects” and similar qualifications as to knowledge and materiality shall be deemed to be deleted therefrom (except (x) where any such provision requires disclosure of lists of items of a material nature or above a specified threshold, or (y) with respect to any knowledge qualifier, where it relates to any “threatened” act or circumstance); provided, further, that to the extent that any materiality or knowledge qualified representation or warranty is deemed to be breached by Buyer solely as the result of the application of the proviso immediately preceding this proviso, such breach will not constitute or give rise to a claim of Fraud, for purposes of this Article XI or otherwise.

(b)        Buyer shall not be liable for any Loss or Losses pursuant to Section 11.3(a)(ii) (“Seller Warranty Losses”) (i) unless and until the aggregate amount of all Seller Warranty Losses incurred by the Seller Indemnified Parties exceeds the Deductible, and then only to the extent that such Seller Warranty Losses exceed the Deductible, and (ii) to the extent that Seller Warranty Losses exceed the Cap; provided, however, that (x) the Deductible and the Cap shall not apply to any Loss based on a breach of any Buyer Fundamental Representation and (y) nothing contained in this Section 11.3(b) shall be deemed to limit or restrict in any manner any rights or remedies which Seller has, or might have, at Law, in equity or otherwise, based on claims arising out of Fraud.

11.4    Limitations on Indemnification.

(a)        Any Indemnification Claim required to be made on or prior to the expiration of the applicable survival period set forth in Section 11.1, and not made in accordance with Section 11.6, shall be irrevocably and unconditionally released and waived by the Party seeking indemnification with respect thereto. It is the express intent of the Parties that, if the applicable period for an item as contemplated by Section 11.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in Section 11.1 for the assertion of claims under this Agreement are the result of arm’s length negotiation between the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(b)        Notwithstanding anything to the contrary in this Agreement, no Party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages, except, in each case, in the case of Fraud or to the extent payable in respect of a Third Party Claim.

(c)        In the event of any breach giving rise to an indemnification obligation under this Article XI, the Indemnified Party shall take and cause its Affiliates to take, or cooperate with the Indemnifying Party if so requested by the Indemnifying Party in order to take all commercially reasonable measures to mitigate the consequences of the related breach.

(d)        Notwithstanding anything in this Agreement to the contrary, any amounts payable pursuant to the indemnification obligations under this Article XI shall be paid without duplication and in no event shall any Party hereto be indemnified under different provisions of this Agreement for Losses that have already been paid or otherwise taken into account under this Agreement. Without limiting the generality of the foregoing, Buyer shall make no claim for indemnification under this Article XI in respect of any matter that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.3.

(e)        In calculating any Losses there shall be deducted any insurance proceeds (net of applicable policy deductibles, costs, and expenses actually incurred in connection with making any claim or obtaining such insurance proceeds) and other indemnification, contribution or other similar payments actually recovered by the Indemnified Party or any Affiliate thereof from any third party with respect thereto. If any such proceeds or payments are received by an Indemnified Party or any of its Affiliates with respect to any Losses after payment has been made by an Indemnifying Party to the Indemnified Party with respect thereto, the Indemnified Party shall promptly pay back, or cause its appropriate Affiliates to pay back, the amount of such proceeds (up to the amount received by the Indemnified Party with respect to such Losses, subject to the limitations herein) to the Indemnifying Party.

11.5    Tax Treatment of Indemnification Payments.

All indemnification payments made under this Article XI shall be deemed adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

11.6    Notice of Indemnification Claim.

If the Indemnified Party shall become aware of any Indemnification Claim, the Indemnified Party shall reasonably promptly give notice thereof to the Indemnifying Party. Such notice shall specify whether the Indemnification Claim arises as a result of a claim by a third party against the Indemnified Party (a “Third Party Claim”) or whether the Indemnification Claim does not so arise, and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Indemnification Claim and the amount of the Indemnification Claim, if known or estimable. If the Indemnified Party does not reasonably promptly give notice of any Indemnification Claim as specified above, such failure shall not affect the Indemnified Party’s right to indemnification (subject to the limitations set forth in this Article XI) for Losses in connection with such Indemnification Claim, except to the extent the Indemnifying Party forfeits rights or defenses by reason of such failure.

11.7      Third Party Claims.

(a)        With respect to any Third Party Claims or any audit or administrative or judicial proceeding for which an Indemnified Party may have a claim for indemnification, the Indemnifying Party shall have the right, at its expense and at its election, to assume control of the negotiation, settlement and defense of the Third Party Claim through counsel of its choice, which counsel shall be reasonably acceptable to the Indemnified Party, so long as (i) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, and (ii) the Indemnifying Party provides the Indemnified Party with reasonable evidence that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; provided, however, that if the Indemnifying Party is Seller, the Indemnifying Party shall not have the right to assume such control in respect of Third Party Claims (x) asserted directly by or on behalf of a Person that is a supplier or customer of the Business that is not then a supplier or customer of Seller or any of its Affiliates as of such date, (y) that seek an injunction or other equitable relief against the Indemnified Party or (z) after such time as Seller has indemnified Buyer Indemnified Parties for Buyer Warranty Losses in an aggregate amount equal to the applicable limitation set forth in Section 11.2(b)(iii). The election of the Indemnifying Party to assume such control shall be made within thirty (30) days of receipt of notice of the Third Party Claim, failing which the Indemnifying Party shall be deemed to have elected not to assume such control. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim and to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the named parties to any Legal Proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to an actual or potential conflict of interest between them (such as the availability of different defenses), in which case the Indemnifying Party shall bear the reasonable costs and expenses of a single counsel to the Indemnified Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim diligently or within a reasonable period of time, subject to Section 11.7(b), the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim. If the Indemnifying Party does not assume or retain control of the negotiation, settlement and defense of a Third Party Claim, the Indemnified Party shall control the negotiation, settlement and defense of such Third Party Claim, but in such case, the Indemnifying Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim and to retain counsel to act on its behalf at its sole cost and expense.

(b)        Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, unless such settlement provides for no fault on the part of the Indemnified Party and provides for a full release, in customary form, of the Indemnified Party, and there are no obligations of the Indemnified Party under such settlement other than monetary damages or other monetary payments to be paid for by the Indemnifying Party, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary, if (i) the Indemnifying Party does not assume or retain control of the negotiation, settlement and defense of a Third Party Claim and (ii) either of clauses (x) or (y) of the proviso set forth in the first sentence of Section 11.7(a) applies, the Indemnified Party shall not settle any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)    The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and, regardless of which party has control thereof as provided for herein, shall keep each other reasonably advised with respect thereto.

11.8    Direct Claims.

The Indemnifying Party shall have sixty (60) days after its receipt of notice with respect to any Indemnification Claim that does not result from a Third Party Claim (a “Direct Claim”) to respond in writing to such Direct Claim. If the Indemnifying Party does not timely notify the Indemnified Party that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Direct Claim, such Direct Claim shall be conclusively deemed a liability of the Indemnifying Party pursuant to Section 11.2 or Section 11.3, as applicable. If the Indemnifying Party has timely disputed its liability with respect to such Direct Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with Section 12.9.

11.9    Manner of Payment.

Within ten (10) Business Days after the amount of any Losses for which an Indemnified Party is indemnified pursuant to this Article XI is finally determined, the Indemnifying Party shall pay to such Indemnified Party such amount in cash by wire transfer of immediately available funds to an account designated in writing by such Indemnified Party at least three (3) Business Days prior to the payment date.

11.10    Exclusive Remedies.

Following the Closing Date, except as otherwise expressly provided herein or with respect to claims for Fraud, the sole and exclusive remedy for any claim under this Agreement, including any inaccuracy or breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement shall be indemnification in accordance with this Article XI, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, obligation or other agreement set forth herein it may have against the other Party hereto and its Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article XI and except as otherwise expressly provided herein or with respect to claims for Fraud. Notwithstanding the foregoing, this Section 11.10 shall not (a) interfere with or impede the operation of the provisions of Section 3.3 providing for the resolution of certain disputes relating to the adjustment of the Purchase Price between the Parties and/or by the Independent Accountant or (b) limit the rights of the Parties to seek specific performance in accordance with Section 12.10.

ARTICLE XII

MISCELLANEOUS.

12.1    Public Announcements.

Neither Party shall (nor shall it permit any of its Affiliates to) issue any press release or public announcement concerning this Agreement or the Transactions or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining the other Party’s prior written approval, which approval will not be unreasonably withheld or delayed, unless, in the judgment of the Party seeking to disclose, disclosure is otherwise required by Law or by the rules of any stock exchange on which such disclosing Party or its parent company lists securities, provided that, to the extent any disclosure is required by Law or stock exchange rule, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with such Law or stock exchange rule to consult with the other Party with respect to the timing and text thereof prior to making such disclosure.

12.2    Severability.

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.3    Modification and Waiver.

This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way affect the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be deemed to be a waiver of any other or subsequent breach.

12.4    Interpretation.

For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Sections, Schedules and Exhibits mean the Sections of, and Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The terms “provided,” “made available” and words of similar import, when used with respect to any item provided or made available by Seller, shall include any and all information that has been posted not later than three (3) Business Days prior to execution and delivery of this Agreement in the electronic data room established by Seller in connection with the Transactions and not removed on or prior to the date of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules (including the Seller Disclosure Schedules) and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

12.5    Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) upon receipt if delivered personally, (b) one (1) Business Day after it is sent by commercial overnight courier service, or (c) upon transmission if sent via facsimile (with acknowledgment of complete transmission or confirmation of receipt):

if to Buyer:	E. & J. Gallo Winery 600 Yosemite Blvd. Modesto, California 95354 Attention: General Counsel Facsimile: (209) 341-8812

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, California 90071-3144 Attention: Brian J. McCarthy, Esq. Facsimile: (213) 621-5070

if to Seller:	Constellation Brands, Inc. 207 High Point Drive, Building 100 Victor, New York 14564 Attention: General Counsel Facsimile: (585) 678-7103

with a copy to:	Nixon Peabody LLP 1300 Clinton Square Rochester, New York 14604 Attention: Lori B. Green, Esq. Facsimile: (585) 263-1600

Either Party may change the persons or addresses to which any notices or other communications to it should be addressed by notifying the other Party as provided above.

12.6    Assignment.

Neither Seller nor Buyer may assign (whether by operation of law, a change of control or otherwise) any of its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that Buyer is permitted to assign its rights under this Agreement to one or more of its Affiliates. No assignment shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

12.7    Captions.

The captions and headings used in this Agreement have been inserted for convenience of reference only and shall not be considered part of this Agreement or be used in the interpretation thereof.

12.8    No Third-Party Rights.

Nothing in this Agreement is intended, nor shall be construed, to confer upon any person or entity other than Buyer and Seller (and only to the extent expressly provided herein, their respective Affiliates) any right or remedy under or by reason of this Agreement.

12.9    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to its conflicts of laws provisions.

(b)    Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 12.5, provided that nothing in this Section 12.9 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably submits itself and its properties and assets to the exclusive jurisdiction of the trial courts of San Francisco, California or the United States District Court for the Eastern District of California for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Transaction Documents or the actions of the Parties in the negotiation, administration, performance and enforcement hereof or thereof; (iii) consents to submit itself to the personal jurisdiction of the trial courts of San Francisco, California or the United States District Court for the Eastern District of California for the purpose of any such action, proceeding or counterclaim; (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (v) waives any objection that it may now or hereafter have to the venue of any such action, proceeding or counterclaim in any such court or that such action, proceeding or counterclaim was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action, proceeding or counterclaim relating to this Agreement or the Transaction Documents or the Transactions in any court other than the aforesaid courts. Each Party agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS.

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.9(c).

12.10    Specific Performance and Injunctive Relief.

Each Party acknowledges and hereby agrees that any breach of this Agreement, including a breach of a Party’s obligations under Section 7.6, would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by a Party of any of its respective covenants, obligations or agreements set forth in this Agreement, the other Party shall be entitled to an injunction, including temporary restraining orders and preliminary injunctions in the nature of mandatory injunctions, to prevent breaches of this Agreement by the breaching Party and to enforce specifically the terms and provisions of this Agreement against the breaching Party. The availability of injunctive relief under this Section 12.10 is in addition to any other remedy to which the non-breaching Party is entitled at law or in equity. Each Party hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other Party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties under this Agreement.

12.11    Waiver of Conflicts.

Seller has engaged Nixon Peabody LLP (“NP”) and Simpson Grierson (together with NP, “Seller’s Counsel”) as its legal counsel in connection with the Transactions. In the event that Seller’s Counsel now or in the future represents Buyer in connection with matters unrelated to the Transactions, Buyer hereby (a) consents to the continued representation of Seller or any other Seller Party by Seller’s Counsel in connection with the Transactions, and (b) waives any actual, potential or alleged conflict of interest that exists or may arise from Seller’s Counsel’s representation of any Seller Party in connection with the Transactions, including with respect to the determination of the Closing Book Value of the Product Inventory or any other adjustment to the Purchase Price hereunder, or claims for indemnification pursuant to Article XI and any Legal Proceeding or other dispute resolution proceedings of any kind in respect of the foregoing. Nothing contained herein shall be deemed to be a waiver of any privilege or consent to the disclosure of any privileged information. Buyer hereby acknowledges that Buyer has obtained independent legal advice in connection with the foregoing consent and waiver.

12.12    Counterparts; Electronic Delivery.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile, electronic mail or other means of electronic transmission shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

12.13    Entire Agreement.

This Agreement, the other Transaction Documents and that certain binding letter agreement, dated as of December 11, 2019, by and between Buyer and Seller constitute the entire agreement and understanding between the Parties with respect to the subject matter contained herein and therein and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SELLER: CONSTELLATION BRANDS, INC.	BUYER: E. & J. GALLO WINERY

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Asset Purchase Agreement]

The Registrant has omitted from this filing the Exhibits, Disclosure Schedules and Other Schedules listed below. The Registrant will furnish supplementally to the Securities and Exchange Commission, upon request, a copy of such Exhibits, Disclosure Schedules and Other Schedules.

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Bill of Sale (Bailment Inventory)
Exhibit C	Form of Assignment of Contracts
Exhibit D	Form of Assignment of Trademarks
Exhibit E	Form of Assignment of Copyrights
Exhibit F	Form of Assignment of Domain Names and Social Media Accounts
Exhibit G	Form of Supply Agreement
Exhibit H	Form of Copyright Assignment

SELLER DISCLOSURE SCHEDULES

Schedule 5.1(b)	Seller Subsidiaries
Schedule 5.3	No Conflicts
Schedule 5.4	Governmental Consents and Approvals
Schedule 5.5	Financial Reports
Schedule 5.6	Certain Changes or Events
Schedule 5.7(a)	Title to Assets
Schedule 5.7(b)	Excluded Business Intellectual Property and Licensed IP
Schedule 5.8(b)	Taxes
Schedule 5.9	Inventory Specifications
Schedule 5.11	Legal Proceedings
Schedule 5.12(a)	Licenses to Business Intellectual Property
Schedule 5.12(b)	Registered Trademarks, Copyrights and Patents
Schedule 5.12(c)	Common Law Marks
Schedule 5.12(f)	Pending Business Intellectual Property Infringement Proceedings by the Seller Parties
Schedule 5.12(g)	Business Intellectual Property Infringement Settlement Agreements and Coexistence Agreements
Schedule 5.12(h)	Third Party Licenses to Business Intellectual Property
Schedule 5.12(i)	Original Works of Authorship
Schedule 5.13	Domain Names and Social Media Accounts

OTHER SCHEDULES

Schedule 1(a)	Inventory Unit Costs
Schedule 2.1(a)	Inventory
Schedule 2.1(b)	Prepaid Expenses
Schedule 2.1(c)	Assumed Contracts
Schedule 2.1(d)	Business Intellectual Property
Schedule 2.1(e)	Books and Records
Schedule 2.1(j)	Other Purchased Assets
Schedule 2.2(j)	Other Excluded Assets

Schedule 2.3(d)	Other Assumed Liabilities
Schedule 3.2(a)(i)	Illustrative Accrued Depletion Allowances Calculation
Schedule 3.2(a)(ii)	Testing Procedures
Schedule 4.2(k)	Seller Required Consents
Schedule 6.4	Buyer Consents and Approvals
Schedule 7.1(a)	Conduct of the Business Prior to the Closing
Schedule 7.1(a)-2	Certain Activities of the Seller Parties
Schedule 7.6(g)	OIO Standard Conditions
Schedule 7.16(c)	Contracts with Terms to be Reduced
Schedule 7.16(d)	Contracts to be Renegotiated
Schedule 8.2	Prorations and Other Adjustments
Schedule 9.2(d)	Encumbrances to be Released at Closing